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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ImmunoGen, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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830 Winter Street, Waltham, MA 02451	TEL: (781) 895-0600 FAX: (781) 895-0610

September 26, 2011

Dear Shareholder:

        You are cordially invited to attend the 2011 Annual Meeting of Shareholders of ImmunoGen, Inc. to be held on Tuesday, November 8, 2011 beginning at 11:00 a.m., local time, at our offices, 830 Winter Street, Waltham, Massachusetts.

        The accompanying Notice of Annual Meeting of Shareholders and proxy statement describe the matters that will be presented at our annual meeting. The agenda for the meeting includes proposals to elect eight members to our Board of Directors, to hold advisory votes on executive compensation and the frequency of advisory votes on executive compensation, and to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2012. The Board of Directors recommends that you vote FOR its proposal to fix the number of members of our Board of Directors at eight, FOR the election of its slate of directors, FOR approval of the compensation of our named executive officers as disclosed in the proxy statement, FOR its recommendation on the frequency of advisory votes on executive compensation, and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

        Please refer to the enclosed proxy statement for detailed information on each of the proposals. Your vote is important. Whether or not you expect to attend the meeting in person, your shares should be represented. Therefore, we urge you to complete, sign, date and promptly return the enclosed proxy card, or vote via the Internet or telephone, promptly and in accordance with the instructions set forth in either the Notice Regarding the Availability of Proxy Materials that you received or on the proxy card. This will ensure your proper representation at our annual meeting.

Sincerely,

DANIEL M. JUNIUS President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR PROXY PROMPTLY.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On November 8, 2011

To Shareholders:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ImmunoGen, Inc. will be held on Tuesday, November 8, 2011 beginning at 11:00 a.m., local time, at ImmunoGen's offices, 830 Winter Street, Waltham, Massachusetts, for the following purposes:

  1.
  To fix the number of members of the Board of Directors at eight.

  2.
  To elect eight members of the Board of Directors to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified.

  3.
  To approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement.

  4.
  To vote, on an advisory basis, on the frequency of advisory shareholder votes on the compensation paid to our named executive officers.

  5.
  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2012.

  6.
  To transact such other business as may properly come before the meeting or at any adjournments or postponements thereof.

        The Board of Directors has fixed the close of business on September 13, 2011 as the record date for the meeting. All shareholders of record on that date are entitled to notice of and to vote at the meeting. We began mailing the Notice Regarding the Availability of Proxy Materials on or about September 26, 2011. Our proxy materials, including this proxy statement and our 2011 annual report, will also be available on or about September 26, 2011 on the website referred to in the Notice Regarding the Availability of Proxy Materials.

        You are cordially invited to attend the annual meeting in person, if possible. Whether or not you expect to attend the meeting in person, please complete, sign and date the enclosed proxy and return it in the envelope enclosed for this purpose, or vote via the Internet or by telephone, as soon as possible. If you attend the meeting, you may continue to have your shares voted as instructed in the proxy or you may withdraw your proxy and vote your shares in person.

By Order of the Board of Directors

CRAIG BARROWS Secretary

September 26, 2011

830 Winter Street
Waltham, Massachusetts 02451
781-895-0600

PROXY STATEMENT

 QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why are these materials being made available to me?

        We are making these proxy materials available to you on or about September 26, 2011 in connection with the solicitation of proxies by the Board of Directors of ImmunoGen, Inc. ("ImmunoGen") for our 2011 annual meeting of shareholders, and any adjournment or postponement of that meeting. The meeting will be held on Tuesday, November 8, 2011 beginning at 11:00 a.m., local time, at our offices, 830 Winter Street, Waltham, Massachusetts. You are invited to attend the meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting in person to vote your shares. Instead, you may have your shares voted at the meeting on your behalf by following the instructions below to submit your proxy on the Internet. Alternatively, if you requested and received a printed copy of these materials, you may complete, sign and return the accompanying proxy card or submit your proxy by telephone as described below in order to have your shares voted at the meeting on your behalf.

        We intend to mail a Notice Regarding the Availability of Proxy Materials (referred to elsewhere in this proxy statement as the "Notice") to all shareholders of record entitled to vote at the annual meeting on or about September 26, 2011. The Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions included in the Notice for requesting such materials.

What am I voting on?

        There are five matters scheduled for a vote:

  •
  To fix the number of members of our Board of Directors at eight;

  •
  To elect eight members of our Board of Directors;

  •
  To approve, on an advisory basis, the compensation paid to our named executive officers, as described in this proxy statement;

  •
  To vote, on an advisory basis, on the frequency of advisory shareholder votes on the compensation paid to our named executive officers; and

  •
  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2012.

Who can attend and vote at the meeting?

        Shareholders of record at the close of business on September 13, 2011 are entitled to attend and vote at the meeting. Each share of our common stock is entitled to one vote on all matters to be voted on at the meeting, and can be voted only if the record owner is present to vote or is represented by proxy. The Notice you received by mail and the proxy card provided with this proxy statement indicate the number of shares of common stock that you own and are entitled to vote at the meeting.

What constitutes a quorum at the meeting?

        The presence at the meeting, in person or represented by proxy, of the holders of a majority of our common stock outstanding on September 13, 2011, the record date, will constitute a quorum for purposes of the meeting. On the record date, 76,380,255 shares of our common stock were outstanding. For purposes of determining whether a quorum exists, proxies received but marked "abstain" and so-called "broker non-votes" (described below) will be counted as present.

How do I vote by proxy?

        Your vote is very important. Whether or not you plan to attend the meeting, we urge you to either:

  •
  vote on the Internet pursuant to the instructions provided in the Notice you received by mail, or

  •
  request printed copies of the proxy materials by mail pursuant to the instructions provided in the Notice, and either

  •
  complete, sign, date and return the proxy card you will receive in response to your request, or

  •
  vote by telephone (toll-free) in the United States or Canada, in accordance with the instructions on the proxy card.

        Requests for printed copies of the proxy materials should be made no later than October 25, 2011 to ensure that they will be received in time for you to cast your vote on a timely basis. Please note that the Notice is not a proxy card or a ballot, and any attempt to vote your shares by marking and returning the Notice will be ineffective.

        If you properly complete and deliver your proxy (whether electronically, by mail or by telephone) and it is received by 11:59 p.m. Eastern Time on November 7, 2011, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign, date and return the proxy card but do not specify how your shares are to be voted, then your proxy will vote your shares as follows:

  •
  FOR the proposal to fix the number of members of our Board of Directors at eight;

  •
  FOR the election of the eight nominees named below under "Election of Directors;"

  •
  FOR approval, on an advisory basis, of the compensation paid to our named executive officers, as described in this proxy statement;

  •
  FOR the Board's recommendation that "two years" be the frequency of the shareholder advisory vote on the compensation paid to our named executive officers; and

  •
  FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2012.

        If any other matter properly comes before the meeting or at any adjournments or postponements thereof, your proxy will vote your shares in his discretion. At present we do not know of any other business that is intended to be brought before or acted upon at the meeting.

How do I vote if my shares are held by my broker?

        If your shares are held by your broker in "street name," you will need to instruct your broker concerning how to vote your shares in the manner provided by your broker. If your shares are held in "street name" and you wish to vote them in person at the meeting, you must obtain from your broker a properly executed legal proxy, identifying you as an ImmunoGen shareholder, authorizing you to act on behalf of the broker at the meeting and specifying the number of shares with respect to which the authorization is granted.

What discretion does my broker have to vote my shares held in "street name"?

        A broker holding your shares in "street name" must vote those shares according to any specific instructions it receives from you. If specific instructions are not received, your broker generally may vote your shares in its discretion, depending on the type of proposal involved. There are certain matters on which brokers may not vote without specific instructions from you. If such a matter comes before the meeting and you have not specifically instructed your broker how to vote your shares, your shares will not be voted on that matter, giving rise to what is called a "broker non-vote." Shares represented by broker non-votes will be counted for purposes of determining the existence of a quorum for the transaction of business, but for purposes of determining the number of shares voting on a particular proposal broker non-votes will not be counted as votes cast or shares voting. Brokers do not have discretion to vote your shares for the election of directors or on the advisory proposals on executive compensation or the frequency of shareholder votes on executive compensation without sufficient instructions from you, and your failure to instruct your broker how to vote on these items will result in a broker non-vote.

Can I change my vote after I have already voted?

        Yes. You may change your vote at any time before your proxy is exercised. To change your vote, you may:

  •
  Deliver to our corporate secretary a written notice revoking your earlier vote; or

  •
  Submit a properly completed and signed proxy card with a later date; or

  •
  Vote again telephonically or electronically (available until 11:59 p.m. Eastern Time on November 7, 2011); or

  •
  Vote in person at the meeting.

        Your last dated proxy card or vote cast will be counted. Your attendance at the meeting will not be deemed to revoke a previously-delivered proxy unless you clearly indicate at the meeting that you intend to revoke your proxy and vote in person.

        If your shares are held in "street name," you should contact your broker for instructions on changing your vote.

How are votes counted?

  •
  Notice Item 1—Proposal fixing the number of members of our Board of Directors at eight:  Approval of this proposal requires the favorable vote of a majority of the votes cast on the matter. Abstentions will have no effect on the outcome of voting on this matter.

  •
  Notice Item 2—Election of directors.  The eight nominees who receive the highest number of "For" votes will be elected. If you do not vote for a particular nominee, or you withhold authority for one or all nominees, your vote will have no effect on the outcome of the election.

  •
  Notice Item 3—Advisory (non-binding) vote on executive compensation, or "say-on-pay:" Because this proposal calls for a non-binding advisory vote, there is no "required vote" that would constitute approval. However, our Board of Directors and the Compensation Committee will take into account the result of the vote when determining future executive compensation arrangements. Abstentions and broker non-votes, which are described above, will have no effect on the outcome of voting on this matter.

  •
  Notice Item 4—Advisory (non-binding) vote on frequency of "say-on-pay" vote:  This proposal also calls for a non-binding advisory vote. This proposal provides for a choice among three frequency periods (one, two or three years) for future say-on-pay advisory votes. The choice that receives the highest number of votes will be deemed the choice of the shareholders. The vote on the frequency of say-on-pay votes is not binding on our Board. However, the Board will take into account the result of the vote when determining the frequency of future say-on-pay votes. Abstentions and broker non-votes, which are described above, will have no effect on the outcome of voting on this matter.

  •
  Notice Item 5—Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm: Approval of this proposal requires the favorable vote of a majority of the votes cast on the matter. Abstentions will have no effect on the outcome of voting on this matter.

  •
  Other business:  All other business that may properly come before the meeting requires the favorable vote of a majority of the votes cast on the matter. Abstentions and broker non-votes, which are described above, will have no effect on the outcome of voting on these matters.

How is ImmunoGen soliciting proxies?

        We bear the cost of preparing, assembling and mailing the proxy material relating to the solicitation of proxies by the Board of Directors for the meeting. In addition to the use of the mails, certain of our officers and regular employees may, without additional compensation, solicit proxies in person, by telephone or other means of communication. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares, and will reimburse those record holders for their reasonable expenses in transmitting this material.

 VOTING SECURITIES

Who owns more than 5% of our stock?

        On September 13, 2011, there were 76,380,255 shares of our common stock outstanding. On that date, to our knowledge there were five shareholders who owned beneficially more than 5% of our common stock. The table below contains information, as of the date noted below, regarding the beneficial ownership of these entities.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
FMR LLC(1) Edward C. Johnson III	11,289,030	14.8%
PRIMECAP Management Company(2)	11,257,069	14.7%
ClearBridge Advisors, LLC(3)	8,169,275	10.7%
BB Biotech AG(4) Biotech Target N.V.	3,924,778	5.1%
BlackRock, Inc.(5)	3,905,184	5.1%

(1)
Based on a Schedule 13G/A filed with the SEC on February 14, 2011 reporting beneficial ownership as of December 31, 2010 as supplemented by information contained in a Schedule 13F filed with the SEC on August 15, 2011 reporting beneficial ownership as of June 30, 2011. The Schedule 13G/A filing reported that FMR LLC had sole voting power with respect to 3,000 shares and sole investment power with respect to all of the shares reported, and that Edward C. Johnson III, through his control of FMR LLC, had sole investment power with respect to all of the shares reported. The reporting entities' address is 82 Devonshire Street, Boston, Massachusetts 02109.

(2)
Based on Schedule 13G/A filed with the SEC on February 14, 2011 reporting beneficial ownership as of December 31, 2010 as supplemented by information contained in a Schedule 13F filed with the SEC on August 12, 2011 reporting beneficial ownership as of June 30, 2011. The Schedule 13G/A filing reported that the reporting entity had sole voting power with respect to 8,950,250 shares and sole investment power with respect to all of the shares reported. The reporting entity's address is 225 South Lake Street, Suite 400, Pasadena, California 91101.

(3)
Based on a Schedule 13G/A filed with the SEC on February 11, 2011 reporting beneficial ownership as of December 31, 2010 as supplemented by information contained in a Schedule 13F filed with the SEC on August 12, 2011 reporting beneficial ownership as of June 30, 2011. The Schedule 13G/A filing reported that the reporting entity had sole voting power with respect to 2,714,679 shares and sole investment power with respect to all of the shares reported. The reporting entity's address is 620 Eighth Avenue, New York, New York 10018.

(4)
Based on a Schedule 13G/A filed with the SEC on February 10, 2011 reporting beneficial ownership as of December 31, 2010. The Schedule 13G filing reported that each filing entity had shared voting and investment power with respect to all of the shares reported. The reporting entities' address is Vordergasse 3, CH-8200 Schaffhausen, Switzerland.

(5)
Based on a Schedule 13G/A filed with the SEC on February 4, 2011 reporting beneficial ownership as of December 31, 2010. The Schedule 13G filing reported that the reporting entity had sole voting and investment power with respect to all the shares reported. The reporting entity's address is 40 East 52nd Street, New York, New York 10022.

How many shares do ImmunoGen's directors and executive officers own?

        The following information is furnished as of September 13, 2011, with respect to common stock beneficially owned by: (1) our directors (including our chief executive officer) and director nominees; (2) our other executive officers named in the summary compensation table elsewhere in this proxy statement; and (3) all directors, director nominees and executive officers as a group. Unless otherwise indicated, the individuals named below held sole voting and investment power over the shares listed.

Name and Address of Beneficial Owner*	Number of Shares Beneficially Owned(1)	Percent of Class(1)
David W. Carter(2)	43,361	**
Daniel M. Junius(3)	736,333	1.0%
Stephen C. McCluski(4)	36,704	**
Mark Goldberg, M.D.(5)	800	**
Nicole Onetto, M.D.(6)	43,994	**
Howard H. Pien(7)	21,524	**
Mitchel Sayare, Ph.D.(8)	1,165,389	1.5%
Mark Skaletsky(9)	67,120	**
Joseph J. Villafranca, Ph.D.(10)	64,175	**
Richard J. Wallace(11)	33,572	**
Gregory D. Perry(12)	101,459	**
John M. Lambert, Ph.D.(13)	507,753	**
James J. O'Leary, M.D.(14)	163,833	**
Craig Barrows(15)	121,101	**
All directors, director nominees and executive officers as a group (16 persons)(16)	3,160,452	4.0%

*
Unless otherwise indicated, the address is c/o ImmunoGen, Inc., 830 Winter Street, Waltham, Massachusetts 02451.

**
Less than 1.0%.

(1)
The number and percent of the shares of common stock with respect to each beneficial owner are calculated by assuming that all shares which may be acquired by such person within 60 days of September 13, 2011 are outstanding.

(2)
Includes (a) 4,658 shares which may be acquired by Mr. Carter within 60 days of September 13, 2011 through the exercise of stock options; and (b) 38,703 shares that Mr. Carter may receive upon redemption of deferred stock units within 60 days of September 13, 2011.

(3)
Includes (a) 50,000 shares owned by Mr. Junius individually; and (b) 686,333 shares which may be acquired by Mr. Junius within 60 days of September 13, 2011 through the exercise of stock options.

(4)
Includes 800 shares owned jointly by Dr. Goldberg and his spouse.

(5)
Includes (a) 4,658 shares which may be acquired by Mr. McCluski within 60 days of September 13, 2011 through the exercise of stock options; and (b) 32,046 shares that Mr. McCluski may receive upon redemption of deferred stock units within 60 days of September 13, 2011.

(6)
Includes (a) 4,658 shares which may be acquired by Dr. Onetto within 60 days of September 13, 2011 through the exercise of stock options; and (b) 39,336 shares that Dr. Onetto may receive upon redemption of deferred stock units within 60 days of September 13, 2011.

(7)
Includes (a) 4,658 shares which may be acquired by Mr. Pien within 60 days of September 13, 2011 through the exercise of stock options; and (b) 16,866 shares that Mr. Pien may receive upon redemption of deferred stock units within 60 days of September 13, 2011.

(8)
Includes (a) 383,136 shares owned by Dr. Sayare individually; (b) 774,658 shares which may be acquired by Dr. Sayare within 60 days of September 13, 2011 through the exercise of stock options; and (c) 7,595 shares that Dr. Sayare may receive upon redemption of deferred stock units within 60 days of September 13, 2011.

(9)
Includes (a) 13,759 shares owned by Mr. Skaletsky individually; (b) 14,658 shares which may be acquired by Mr. Skaletsky within 60 days of September 13, 2011 through the exercise of stock options; and (c) 38,703 shares that Mr. Skaletsky may receive upon redemption of deferred stock units within 60 days of September 13, 2011.

(10)
Includes (a) 4,658 shares which may be acquired by Dr. Villafranca within 60 days of September 13, 2011 through the exercise of stock options; and (b) 59,517 shares that Dr. Villafranca may receive upon redemption of deferred stock units within 60 days of September 13, 2011.

(11)
Includes (a) 4,658 shares which may be acquired by Mr. Wallace within 60 days of September 13, 2011 through the exercise of stock options; and (b) 28,914 shares that Mr. Wallace may receive upon redemption of deferred stock units within 60 days of September 13, 2011.

(12)
Includes 101,459 shares which may be acquired by Mr. Perry within 60 days of September 13, 2011 through the exercise of stock options.

(13)
Includes (a) 65,586 shares owned by Dr. Lambert individually; (b) 429,167 shares which may be acquired by Dr. Lambert within 60 days of September 13, 2011 through the exercise of stock options; and (c) 13,000 owned by Dr. Lambert's spouse, as to which Dr. Lambert disclaims beneficial ownership.

(14)
Includes 163,833 shares which may be acquired by Dr. O'Leary within 60 days of September 13, 2011 through the exercise of stock options.

(15)
Includes (a) 6,100 shares owned jointly by Mr. Barrows and his spouse; and (b) 115,001 shares which may be acquired by Mr. Barrows within 60 days of September 13, 2011 through the exercise of stock options.

(16)
See footnotes (2)—(15). Also includes 53,334 shares which many be acquired by our non-named executive officers in the aggregate within 60 days of September 13, 2011 through the exercise of stock options.

ELECTION OF DIRECTORS
(Notice Item 1 and Item 2)

Who sits on the Board of Directors?

        Our by-laws provide that, at each annual meeting of shareholders, our shareholders will fix the number of directors to be elected to our Board of Directors. At our 2010 annual meeting of shareholders, the shareholders voted to fix the number of directors at nine, and our Board of Directors currently consists of nine members. The shareholders may increase or decrease the number of directors constituting the full Board of Directors, provided that such number may not be less than three.

        We are proposing that shareholders fix the number of directors to be elected at the meeting at eight. Mr. David W. Carter, a director since 1997 and a member of the Audit Committee and the Governance and Nominating Committee, will not be standing for re-election in accordance with our corporate governance guidelines, having reached age 72. Dr. Mitchel Sayare, a director since 1986 and our former Chairman and Chief Executive Officer, has also informed the Governance and Nominating Committee that he does not wish to be nominated for re-election. We are nominating the seven remaining current directors listed below for re-election, and we are also nominating Mark Goldberg, M.D., who is not currently a director, for election at the meeting. Persons elected as directors at the meeting will serve in office until the next annual meeting of shareholders and until their successors have been elected and qualified or until they die, resign or are removed.

Recommendation

        The Board recommends a vote "FOR" the proposal fixing the number of directors at eight, and "FOR" the election of the nominees listed below.

Information About the Director Nominees

        The persons named as proxies in the accompanying proxy card will vote, unless authority is withheld, for the election of the nominees named below. We have no reason to believe that any of the nominees will be unavailable for election. However, if any one of them becomes unavailable, the persons named as proxies in the accompanying proxy card have discretionary authority to vote for a substitute chosen by the Board. Any vacancies not filled at the meeting may be filled by the Board.

        The names of our director nominees and certain other information about them are set forth below.

Name	Age	Year First Elected a Director	Position
Daniel M. Junius	59	2008	President and Chief Executive Officer; Director
Stephen C. McCluski(1)	59	2007	Chairman of the Board; Chairman of the Audit Committee
Mark Goldberg, M.D.	57	—	Director nominee
Nicole Onetto, M.D.(2)	58	2005	Director
Howard H. Pien(3)	53	2009	Director
Mark Skaletsky(1)(3)	63	2000	Director; Chairman of the Compensation Committee
Joseph J. Villafranca, Ph.D.(2)	67	2004	Director; Chairman of the Governance and Nominating Committee
Richard J. Wallace(3)	60	2007	Director

(1)
Member of the Audit Committee.

(2)
Member of the Governance and Nominating Committee.

(3)
Member of the Compensation Committee.

        Daniel M. Junius has served as our President and Chief Executive Officer since January 2009. Prior to that he served as our President and Chief Operating Officer and Acting Chief Financial Officer from July 2008 to December 2008, as our Executive Vice President and Chief Financial Officer from 2006 to July 2008, and as our Senior Vice President and Chief Financial Officer from 2005 to 2006. Prior to joining ImmunoGen in 2005, he served as Executive Vice President and Chief Financial Officer of New England Business Service, Inc. (NEBS), a supplier of business products and services to small businesses, from 2002 to 2004, and as Senior Vice President and Chief Financial Officer of NEBS from 1998 to 2002. Mr. Junius holds a Masters of Management from Northwestern University's Kellogg School of Management. We believe that Mr. Junius should serve on our Board in recognition of his leadership role as our President and Chief Executive Officer. As a result of his position, Mr. Junius has a thorough understanding of all aspects of our business and operations.

        Stephen C. McCluski has served as the Chairman of our Board of Directors since 2009. Mr. McCluski served as Senior Vice President and Chief Financial Officer of Bausch & Lomb Incorporated, a manufacturer of health care products for the eye, from 1995 to his retirement in 2007. Prior to that he served in various executive capacities at Bausch & Lomb and its subsidiaries from 1989 to 1995. Mr. McCluski is also a director of Standard Microsystems Corporation and the James P. Wilmot Cancer Center of the University of Rochester and, within the past five years, he also served as a director of Indevus Pharmaceuticals, Inc. We believe Mr. McCluski's qualifications to serve on our Board include his global management experience and knowledge of financial and accounting matters and mergers and acquisitions. As a result of these experiences, Mr. McCluski has a wide-ranging understanding of business organizations generally and healthcare businesses in particular. Mr. McCluski also has significant corporate governance experience through his service on other company boards.

        Mark Goldberg, M.D., has served as Senior Vice President of Product Development and Internal Advisor for Synageva BioPharma Corp., a biopharmaceutical company, since September 2011. Prior to that he served in various management capacities of increasing responsibility at Genzyme Corporation, a biopharmaceutical company, from 1996 to 2011, most recently as Senior Vice President, Clinical Research and Global Therapeutic Head, Oncology, Genetic Health, and as Chairman of Genzyme's Early Product Review Board. Prior to joining Genzyme he was a full-time staff physician at Brigham and Women's Hospital and the Dana-Farber Cancer Institute, where he still holds appointments. Dr. Goldberg is an Associate Professor of Medicine at Harvard Medical School. Dr. Goldberg holds a Doctor of Medicine degree from Harvard Medical School. Dr. Goldberg is also a director of Synageva BioPharma Corp. We believe that Dr. Goldberg's qualifications to serve on our Board include his comprehensive experiences in clinical research and medical affairs, as well as early stage research, at his former employers, which give him a wide-ranging understanding of the drug development process for biopharmaceutical products from the research stage through clinical development.

        Nicole Onetto, M.D., has served as Deputy Director of the Ontario Institute for Cancer Research since 2009. Prior to that she served as Senior Vice President and Chief Medical Officer of ZymoGenetics, Inc., a biotechnology company, from 2005 to 2009. Prior to that she served as Executive Vice President and Chief Medical Officer at OSI Pharmaceuticals, Inc., a biopharmaceutical company, from 2003 to 2005, and as Executive Vice President of OSI Pharmaceutical's Oncology business from 2002 to 2003. Prior to that she served as Senior Vice President, Medical Affairs, at Gilead Sciences, Inc., a biopharmaceutical company, from 2000 to 2001. Dr. Onetto has a Doctor of Medicine degree from the University of Paris V, France and a M.Sc. in Pharmacology from the University of Montreal. We believe Dr. Onetto's qualifications to serve on our Board include her chief medical officer and senior medical affairs positions at several biopharmaceutical companies. As a result of these experiences, Dr. Onetto has a deep understanding of the clinical development of biopharmaceutical products both in the U.S. and internationally.

        Howard H. Pien served as Chairman of the Board and Chief Executive Officer of Medarex, Inc., a biotechnology company, from 2007 to its acquisition by Bristol-Myers Squibb Company in September 2009. Prior to that he was a private consultant from 2006 to 2007. Prior to that he served as President and Chief Executive Officer of Chiron Corporation, a biopharmaceutical company, from 2003 to its acquisition by Novartis AG in 2006. Prior to that he served in various executive capacities at GlaxoSmithKline plc (GSK), a pharmaceutical company, and its predecessor companies, including as President of GSK's International Pharmaceuticals business from 2000 to 2003, and as President of Pharmaceutical Operations of SmithKline Beecham plc (a predecessor of GSK). Mr. Pien also worked for six years at Abbott Laboratories, a diversified health care products company, and for five years at Merck & Co., Inc., a pharmaceutical company, in positions in sales, market research, licensing and product management. Mr. Pien is also a director of Vanda Pharmaceuticals, Inc. and ViroPharma Incorporated and, within the past five years, he also served as a director of Medarex, Inc and Chiron Corporation and, for a period of approximately two months during 2007, the Company. We believe Mr. Pien's qualifications to serve on our Board include his chief executive officer experience at several biotechnology companies, as well as his earlier experience in roles of increasing responsibility for the commercial operations of a large multinational pharmaceutical company's worldwide pharmaceuticals business. As a result of these experiences, Mr. Pien has a wide-ranging understanding of all aspects of biotechnology businesses. Mr. Pien also has significant corporate governance experience through his service on other company boards.

        Mark Skaletsky has served as Chairman of the Board and Chief Executive Officer of Fenway Pharmaceuticals, Inc., a business development advisory firm serving the biotechnology industry, since 2008. Prior to that he served as Chairman of the Board and Chief Executive Officer of Trine Pharmaceuticals, Inc. (formerly Essential Therapeutics, Inc.), a drug development company, from 2001 to 2007. Prior to that he served as Chairman of the Board and Chief Executive Officer of The Althexis Company, Inc. a drug discovery company, from 2000 to its acquisition by Essential Therapeutics in 2001. Mr. Skaletsky is also a director of Alkermes, Inc. and Targacept, Inc. and, within the past five years, he also served as a director of Icoria, Inc. (acquired by Clinical Data, Inc.) and AMAG Pharmaceuticals, Inc. We believe Mr. Skaletsky's qualifications to serve on our Board include his current and former experience as a chief executive officer and/or director of several biotechnology companies. In addition, Mr. Skaletsky has served in various leadership roles at BIO, the leading biotechnology trade organization (including its predecessor), since its founding. As a result of these experiences, Mr. Skaletsky has a wide-ranging understanding of biotechnology research and development and of the current state of the biotechnology industry generally. Mr. Skaletsky also has significant experience sitting on audit, compensation and corporate governance committees through his service on other company boards.

        Joseph J. Villafranca, Ph.D., has served as Senior Vice President, SOU Head, Life Sciences, of Tunnell Consulting, a consulting firm focusing on the life sciences industry, since 2009. Prior to that he served as Senior Vice President—Operations and Principal & Practice Director, Life Sciences, of Tunnell Consulting from 2006 to 2009. Prior to that he served as President of Biopharmaceutical Consultants LLC from 2005 to 2006. Prior to that he served as Executive Vice President, Pharmaceutical Development and Operations at Neose Technologies, Inc., a biotechnology company, from 2002 to 2005. Prior to that he served in various executive positions at Bristol-Myers Squibb Company over a period of 11 years. Dr. Villafranca holds a Ph.D. in Biochemistry/Chemistry from Purdue University and completed his postdoctoral work at the Institute for Cancer Research in Philadelphia, Pennsylvania. Dr. Villafranca is also a director of Tunnell Consulting (an ESOP) and ANIMA Cell Metrology. We believe Dr. Villafranca's qualifications to serve on our Board include his current and former experience as an industry consultant as well as his executive positions at both biotechnology and large pharmaceutical companies. As a result of these experiences, Dr. Villafranca has a wide-ranging understanding of biopharmaceutical businesses, with particular expertise in the area of chemistry, manufacturing and control (CMC). Dr. Villafranca also has significant experience sitting on audit, compensation and corporate governance committees through is service on other company boards.

        Richard J. Wallace served as a Senior Vice President for Research and Development at GlaxoSmithKline plc (GSK), a pharmaceutical company, from 2004 to his retirement in 2008. Prior to that he served in various executive capacities for GSK and its predecessor companies and their subsidiaries from 1992 to 2004. Mr. Wallace's experience prior to joining GSK included eight years with Bristol-Myers Squibb Company and seven years at Johnson & Johnson in assignments spanning marketing, sales, manufacturing and general management. Mr. Wallace is also a director of Bridgehead International Ltd. and GNC Corporation and, within the past five years, he also served as a director of Avigen, Inc. and Clinical Data, Inc. We believe Mr. Wallace's qualifications to serve on our Board include former experience in various capacities of increasing responsibility at several large pharmaceutical companies. As a result of these experiences, Mr. Wallace has a wide-ranging understanding of drug development both in the U.S. and internationally. Mr. Wallace also has significant corporate governance experience through his service on other company boards.

 CORPORATE GOVERNANCE

Independence

        Our Board of Directors has determined that a majority of the members of the Board should consist of "independent directors," determined in accordance with the applicable listing standards of the NASDAQ Stock Market as in effect from time to time. Directors who are also ImmunoGen employees are not considered to be independent for this purpose. For a non-employee director to be considered independent, he or she must not have any direct or indirect material relationship with ImmunoGen. A material relationship is one which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In determining whether a material relationship exists, the Board considers the circumstances of any direct compensation received by a director or a member of a director's immediate family from ImmunoGen; any professional relationship between a director or a member of a director's immediate family and ImmunoGen's outside auditors; any participation by an ImmunoGen executive officer in the compensation decisions of other companies employing a director or a member of a director's immediate family as an executive officer; and commercial relationships between ImmunoGen and other entities with which a director is affiliated (as an executive officer, partner or controlling shareholder). In addition, the Board has determined that directors who serve on the Audit Committee must qualify as independent under applicable SEC rules, which limit the types of compensation an Audit Committee member may receive directly or indirectly from ImmunoGen and require that Audit Committee members not be "affiliated persons" of ImmunoGen or its subsidiaries.

        Consistent with these considerations, the Board has determined that all of the current members of the Board are, and Dr. Goldberg, upon election, will be, independent directors, except Mr. Junius, who is also an ImmunoGen executive officer, and Dr. Sayare, who was an ImmunoGen employee until his retirement on November 11, 2009.

How are nominees for the Board selected?

        Our Governance and Nominating Committee is responsible for identifying and recommending nominees for election to the Board. The committee will consider nominees recommended by shareholders if the shareholder submits the nomination in compliance with applicable requirements. The committee did not receive any shareholder nominations for election of directors at this year's meeting. All of the nominees for director standing for election at the meeting (other than Dr. Goldberg) were most recently elected or re-elected as directors at our 2010 annual meeting of shareholders. Dr. Goldberg was initially introduced to the Governance and Nominating Committee by a third-party search firm retained by the committee to assist it in identifying and evaluating a nominee to fill one of the vacancies on the Board created by the retirement of two incumbent directors. In connection with its engagement by the committee, the third-party search firm assisted the committee in preparing a position description for the new director and identified a list of potential candidates based on that description. The search firm then assisted the committee in prioritizing the potential candidates and conducted initial evaluations of the prioritized candidates, reporting its findings to the committee. Based on those initial evaluations, certain of the candidates met with members of the committee, as well as our CEO and our Chairman of the Board, and once Dr. Goldberg had been identified as the lead candidate, the search firm conducted a reference review of Dr. Goldberg and reported its findings to the committee. We paid the search firm a fixed fee in connection with this engagement in an amount that the committee determined was reasonable and customary. We also agreed to reimburse the search firm for its reasonable out-of-pocket expenses incurred in connection with the engagement.

Director Qualifications

        When considering a potential candidate for membership on the Board, the Governance and Nominating Committee examines a candidate's specific experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time and effort to Board responsibilities. In addition to these qualifications, when considering potential candidates for the Board, the committee seeks to ensure that the Board is comprised of a majority of independent directors and that the committees of the Board are comprised entirely of independent directors. The committee may also consider any other standards that it deems appropriate, including whether a potential candidate's skill and experience would enhance the ability of a particular Board committee to fulfill its duties.

        We do not have a formal diversity policy for selecting members of our Board. However, we do believe that it is important that our Board members collectively bring the experiences and skills appropriate to effectively carry out their responsibilities with respect to our business both as conducted to today and as we plan to achieve our longer-term strategic objectives. We therefore seek as members of our Board individuals with a variety of perspectives and the expertise and ability to provide advice and oversight in the areas of financial and accounting controls; biotechnology research and drug development; business strategy; clinical development and regulatory affairs; compensation practices; and corporate governance.

        Potential candidates may come to the attention of the Governance and Nominating Committee from current directors, executive officers, shareholders or other persons. The committee also, from time to time, engages firms that specialize in identifying director candidates. Once a person has been identified by the Governance and Nominating Committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the committee determines that the candidate warrants further consideration, and the person expresses a willingness to be considered and to serve on the Board, the committee requests information from the candidate, reviews the person's accomplishments and qualifications, compares those accomplishments and qualifications to those of any other candidates that the committee might be considering, and conducts one or more interviews with the candidate. In certain instances, members of the committee may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate's credentials and accomplishments. The committee's evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Shareholder Nominations

        Shareholders who wish to submit director candidates for consideration should send such recommendations to our corporate secretary at ImmunoGen's executive offices not fewer than 120 days prior to the first anniversary of the date on which ImmunoGen's proxy statement for the prior year's annual meeting of shareholders was released. Such recommendations must include the following information: (1) the name and address of the shareholder submitting the recommendation, as they appear on our books, and of the beneficial owner on whose behalf the recommendation is being submitted; (2) the class and number of our shares that are owned beneficially and held of record by such shareholder and such beneficial owner; (3) if the recommending shareholder is not a shareholder of record, a statement from the record holder (usually a broker or bank) verifying the holdings of the shareholder (or alternatively, a current Schedule 13D or 13G, or a Form 3, 4 or 5 filed with the SEC), and a statement from the recommending shareholder of the length of time that the shares have been held (if the recommendation is submitted by a group of shareholders, the foregoing information must be submitted for each shareholder in the group); (4) a statement from the shareholder as to whether he or she has a good faith intention to continue to hold the reported shares through the date of our next annual meeting of shareholders; (5) as to each proposed director candidate, all information relating to such person or persons that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934; (6) a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership described above; (7) a description of all arrangements or understandings between the proposed director candidate and the shareholder submitting the recommendation; (8) a description of all relationships between the proposed director candidate and any of our competitors, customers, suppliers or other persons with special interests regarding ImmunoGen; and (9) the consent of each proposed director candidate to be named in the proxy statement and to serve as a director if elected. Shareholders must also submit any other information regarding the proposed director candidate that SEC rules require to be included in a proxy statement relating to the election of directors.

Can I communicate with ImmunoGen's directors?

        Yes. Shareholders who wish to communicate with the Board or with a particular director may send a letter to ImmunoGen, Inc., 830 Winter Street, Waltham, MA 02451, attention: General Counsel. The mailing envelope should contain a clear notation that the enclosed letter is a "Shareholder-Board Communication" or "Shareholder-Director Communication." All such letters should clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The general counsel will make copies of all such letters and circulate them to the appropriate director or directors.

What is the Board's leadership structure?

        We do not have a policy on whether the same person should serve as both the principal executive officer and Chairman of the Board or, if the roles are separate, whether the Chairman of the Board should be selected from the non-employee directors or should be an employee. Our Board believes that it should have the flexibility to make these determinations in the way that it believes best provides appropriate leadership for ImmunoGen at a given time.

        Our Board believes that its current leadership structure, with Mr. Junius serving as CEO and Mr. McCluski serving as Chairman of the Board, is appropriate for ImmunoGen at this time. We believe that this separation is appropriate since the CEO has overall responsibility for all aspects of the our operations and strategic direction, while the Chairman of the Board has a greater focus on corporate governance, including leadership of the Board, and he facilitates communication between the CEO and the other members of the Board.

What is the Board's role in risk oversight?

        Our Board's role is to oversee the senior management team to assure that the long-term interests of shareholders are being properly served, including understanding and assessing the principal risks associated with our businesses and operations and reviewing options for the mitigation or management of such risks. The Board as a whole is responsible for such risk oversight, but administers certain of its risk oversight functions through the Audit Committee and the Compensation Committee.

        The Audit Committee is responsible for the oversight of our accounting and financial reporting processes, including our systems of internal accounting control. In addition, the Audit Committee discusses guidelines and policies governing the process by which senior management and the relevant company departments assess and manage ImmunoGen's exposure to risk, and discuss our major financial risk exposures and the steps management has taken to monitor and control such exposures.

        The Compensation Committee evaluates our compensation policies and practices from the perspectives of whether they support organizational objectives and shareholder interests, and whether or not they create incentives for inappropriate risk-taking.

What committees has the Board established?

        The Board of Directors has standing Audit, Compensation, and Governance and Nominating Committees. As described above under the heading "Independence," all of the members of the Audit, Compensation, and Governance and Nominating Committees are deemed to be independent directors. Each of these committees acts under a written charter, copies of which can be found on ImmunoGen's website at www.immunogen.com on the Investors Relations page under "Corporate Governance."

Audit Committee

        The Audit Committee assists the Board in its oversight of:

  •
  Our accounting and financial reporting principles, policies, practices and procedures;

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  The adequacy of our systems of internal accounting control;

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  The quality, integrity and transparency of our financial statements;

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  Our compliance with all legal and regulatory requirements; and

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  The effectiveness and scope of our Code of Corporate Conduct and Senior Officer and Financial Personnel Code of Ethics.

        The Audit Committee also reviews the qualifications, independence and performance of our independent registered public accounting firm and pre-approves all audit and non-audit services provided by such firm and its fees. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee also is responsible for reviewing and approving related person transactions in accordance with our written related person transaction policy.

        Our Board has also determined that each member of the committee qualifies as an "audit committee financial expert" under SEC rules.

Compensation Committee

        The Compensation Committee is responsible for:

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  Setting the compensation of our executive officers;

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  Overseeing the administration of our incentive compensation plans, including the annual bonus objectives and our equity-based compensation and incentive plans, discharging its responsibilities as provided for under such plans, and approving awards of incentive compensation under such plans;

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  Approving, or where shareholder approval is required, making recommendations to the Board regarding any new incentive compensation plan or any material change to an existing incentive compensation plan;

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  Making recommendations to the Board with respect to any severance or similar termination payments proposed to be made to any of our current or former executive officers and the extension of any change in control or similar agreements to any of our officers; and

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  Overseeing the development and implementation of executive succession plans and plans for developing and evaluating potential candidates for executive positions.

        All of the non-management directors on our Board annually review the corporate goals and approve the CEO's individual objectives (if any), and evaluate the CEO's performance in light of those goals and objectives. Based on the foregoing, the Compensation Committee sets the CEO's compensation, including salary, target bonus, bonus payouts, equity-based or other long-term compensation, and any other special or supplemental benefits. Our CEO annually evaluates the contribution and performance of our other executive officers, and the Compensation Committee sets their compensation based on the recommendation of our CEO.

        The Compensation Committee has delegated to our CEO the authority to grant stock options and restricted stock awards under our 2006 Employee, Director and Consultant Equity Incentive Plan (which is referred to elsewhere in this proxy statement as our 2006 Plan) to individuals who are not subject to the reporting and other requirements of Section 16 of the Securities Exchange Act of 1934 or "covered employees" within the meaning of Section 162(m) of the Internal Revenue Code as follows:

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  New hires.  The CEO is authorized to grant stock options to newly-hired individuals other than corporate officers.

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  Existing employees.  In any fiscal year, the aggregate number of shares subject to options awarded by the CEO to employees (other than new hires) may not exceed 50,000, and the number of restricted shares awarded by the CEO to employees (other than new hires) may not exceed 25,000. With respect to these CEO-granted awards, no individual may receive in any fiscal year a combination of stock options and restricted shares such that the sum of total restricted shares awarded and .5 times the total shares subject to stock options awarded exceeds 2,500.

        The Compensation Committee is authorized to obtain advice and assistance from independent compensation consultants, outside legal counsel and other advisors as it deems appropriate, at ImmunoGen's expense. In 2010 and 2011 the committee engaged W.T. Haigh & Company, Inc., and then Towers Watson & Co., as independent compensation consultants to provide us with research and comparative market data on executive and employee compensation. These consultants met with the Compensation Committee, either with and without members of management in attendance, at the committee's request.

Governance and Nominating Committee

        The Governance and Nominating Committee is responsible for:

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  Identifying and recommending to the Board individuals qualified to serve as directors;

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  Recommending to the Board directors to serve on committees of the Board;

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  Advising the Board with respect to matters of Board composition and procedures;

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  Reviewing our corporate governance guidelines and making recommendations of any changes to the Board;

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  Overseeing the process by which the Board and its committees assess their effectiveness; and

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  Reviewing the compensation for non-employee directors and making recommendations of any changes to the Board.

        The Governance and Nominating Committee is authorized to obtain advice and assistance from independent compensation consultants, outside legal counsel and other advisors as its deems appropriate, at ImmunoGen's expense. In 2006 we engaged Radford Surveys + Consulting to provide the committee with research and market data on director compensation and director and director compensation consulting, which resulted in certain changes to our 2004 Non-Employee Director Compensation and Deferred Share Unit Plan described elsewhere in this proxy statement under the heading "Director Compensation." In 2010 the committee engaged W.T. Haigh & Company, Inc. to provide us with updated research and market data on director compensation.

How often did the Board and committees meet in fiscal year 2011?

        The Board of Directors met eight times during the last fiscal year. The Audit, Compensation, and Governance and Nominating Committees met seven, nine and six times, respectively, during the last fiscal year. All of the directors attended at least 75% of the meetings of the Board of Directors and committees of the Board on which they served.

        The non-management directors met five times during the last fiscal year in executive session without management present. Each of these meetings was followed by a session consisting solely of independent directors.

Does ImmunoGen have a policy regarding director attendance at annual meetings of the shareholders?

        It is the Board's policy that, absent any unusual circumstances, all director nominees standing for election will attend our annual meeting of shareholders. All of our directors (other than Dr. Onetto) attended our 2010 annual meeting of shareholders.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        During fiscal year 2011, Messrs. Skaletsky, Pien and Wallace served on the Compensation Committee. No member of the committee is a present or former officer or employee of ImmunoGen or any of its subsidiaries or had any business relationship or affiliation with ImmunoGen or any of its subsidiaries (other than his service as a director) requiring disclosure in this proxy statement.

Does ImmunoGen have a Code of Corporate Conduct?

        Yes. We have adopted a Code of Corporate Conduct applicable to our officers, directors and employees. We have also adopted a Senior Officer and Financial Personnel Code of Ethics, which sets forth special obligations for senior officers and employees with financial reporting and related responsibilities. These codes are posted on our website at www.immunogen.com on the Investor Relations page under "Corporate Governance." We intend to satisfy our disclosure requirements regarding any amendment to, or waiver of, a provision of our Senior Officer and Financial Personnel Code of Ethics by disclosing such matters on our website. Shareholders may request copies of our Code of Corporate Conduct and our Senior Officer and Financial Personnel Code of Ethics free of charge by writing to ImmunoGen, Inc., 830 Winter Street, Waltham, MA 02451, attention: General Counsel.

Does ImmunoGen have a written policy governing related person transactions?

        Yes. We have adopted a written policy that provides for the review and approval by the Audit Committee of transactions involving ImmunoGen in which a related person is known to have a direct or indirect interest and that are required to be reported under Item 404(a) of Regulation S-K promulgated by the SEC. For purposes of this policy, a related person includes: (1) any of our directors, director nominees or executive officers; (2) any known beneficial owner of more than 5% of any class of our voting securities; or (3) any immediate family member of any of the foregoing. In situations where it is impractical to wait until the next regularly-scheduled meeting of the committee or to convene a special meeting of the committee, the chairman of the committee has been delegated authority to review and approve related person transactions. Transactions subject to this policy may be pursued only if the Audit Committee (or the chairman of the committee acting pursuant to delegated authority) determines in good faith that, based on all the facts and circumstances available, the transactions are in, or are not inconsistent with, the best interests of ImmunoGen and its shareholders.

DIRECTOR COMPENSATION

How are the directors compensated?

        Directors who are also ImmunoGen employees receive no additional compensation for serving on the Board of Directors. Our Compensation Policy for Non-Employee Directors consists of three elements: cash compensation; deferred stock units; and stock options.

Cash Compensation

        Each non-employee director receives an annual meeting fee of $35,000. In addition, the Chairman of the Board (or if the Chairman is not a non-employee director, the lead independent director) receives an additional annual fee of $30,000, the chairman of the Audit Committee receives an additional annual fee of $15,000, and the chairmen of each of the Compensation Committee and the Governance and Nominating Committee receive an additional annual fee of $9,000. Other members of the Audit Committee receive an additional annual fee of $8,000, and other members of each of the Compensation Committee and the Governance and Nominating Committee receive an additional annual fee of $5,000. All of these annual fees are paid in quarterly installments in, at each director's election, either cash or deferred stock units. Directors are also reimbursed for their reasonable expenses incurred in connection with attendance at Board and committee meetings.

Deferred Stock Units

        Non-employee directors receive deferred stock units as follows.

  •
  New non-employee directors are initially awarded a number of deferred stock units having an aggregate market value of $65,000, based on the closing price of our common stock on the date of their initial election to the Board. These awards vest quarterly over three years from the date of grant, contingent upon the individual remaining a director of ImmunoGen as of each vesting date.

  •
  On the first anniversary of a non-employee director's initial election to the Board, such non-employee director is awarded a number of deferred stock units having an aggregate market value of $30,000, based on the closing price of our common stock on such date of grant and pro-rated based on the number of whole months remaining between the first day of the month in which such grant date occurs and the first October 31 following the grant date. These awards generally vest quarterly over approximately the period from the grant date to the first November 1 following the grant date, contingent upon the individual remaining a director of ImmunoGen as of each vesting date.

  •
  Thereafter, non-employee directors are annually awarded a number of deferred stock units having an aggregate market value of $30,000, based on the closing price of our common stock on the date of our annual meeting of shareholders. These awards vest quarterly over approximately one year from the date of grant, contingent upon the individual remaining a director of ImmunoGen as of each vesting date.

        Vested deferred stock units are redeemed on the date a director ceases to be a member of the Board, at which time such director's deferred stock units will generally be settled in shares of our common stock issued under our 2006 Employee, Director and Consultant Equity Incentive Plan (the "2006 Plan") at a rate of one share for each vested deferred stock unit then held. Any deferred stock units that remain unvested at that time will be forfeited. All unvested deferred stock units will automatically vest immediately prior to the occurrence of a change of control, as defined in the 2006 Plan. Mr. Carter and Dr. Villafranca hold 8,764 and 6,380 vested deferred stock units, respectively, granted under our now-discontinued 2001 Non-Employee Director Stock Plan. These deferred stock units will be redeemed on the date the holder ceases to be a member of the Board, at which time they will be settled in cash in an amount equal to the then fair market value of our common stock, multiplied by the number of such holder's deferred stock units.

Stock Options

        Effective November 16, 2010 non-employee directors receive stock option awards as follows.

  •
  Annual Stock Option Awards.  Non-employee directors receive an annual stock option award having a grant date fair value of $30,000, using the Black-Scholes option pricing model measured on the date of grant, which will be the date of our annual meeting of shareholders. These awards will have an exercise price equal to the fair market value of our common stock on the date of grant, will vest quarterly over approximately one year from the date of grant, and will expire on the tenth anniversary of the date of grant, contingent upon the individual remaining a director of ImmunoGen during such period.

  •
  Off-Cycle Initial Awards.  If a non-employee director is first elected to the Board other than at an annual meeting of shareholders, such non-employee director will receive a stock option award having a grant date fair value of $30,000, pro-rated based on the number of whole months remaining between the first day of the month in which such grant date occurs and the first October 31 following the grant date, which will be the date of their initial election to the Board, using the Black-Scholes option pricing model measured on the date of grant. These awards will have an exercise price equal to the fair market value of our common stock on the date of grant, will generally vest quarterly over approximately the period from the date of grant to the first November 1 following the date of grant, and will expire on the tenth anniversary of the date of grant, contingent upon the individual remaining a director of ImmunoGen during such period.

        All unvested stock option awards granted to non-employee directors will automatically vest immediately as of the date of a change of control, as defined in the 2006 Plan.

How were the directors compensated for fiscal year 2011?

        The compensation paid to members of our Board of Directors (other than Mr. Junius) with respect to fiscal year 2011 was as follows:

Director Compensation for Fiscal Year 2011

Name	Fees Earned or Paid in Cash(1)	Stock Awards ($)(2)(4)	Option Awards ($)(3)(4)	Total
David W. Carter	$49,511	$30,000	$30,000	$109,511
Stephen C. McCluski	80,000	30,000	30,000	140,000
Nicole Onetto, M.D.	40,000	30,000	30,000	100,000
Howard H. Pien	40,000	30,000	30,000	100,000
Mitchel Sayare, Ph.D.	35,000	30,000	30,000	95,000
Mark Skaletsky	52,000	30,000	30,000	112,000
Joseph J. Villafranca, Ph.D.	42,489	30,000	30,000	102,489
Richard J. Wallace	40,000	30,000	30,000	100,000

(1)
This column represents the annual fees described above, and includes any amounts which a director has elected to be paid in deferred stock units. For fiscal year 2011, all of the outside directors elected to be paid their annual fees in cash, except that Mr. Pien and Dr. Villafranca elected to be paid $40,000 and $33,991, respectively, of their annual fees in deferred stock units.

(2)
The amounts shown in this column represent the aggregate grant date fair value of the deferred stock units credited to non-employee directors in fiscal year 2011, which have been calculated in each case by multiplying the number of units by the closing price of our common stock on the NASDAQ Global Market (NASDAQ Global Select Market after January 3, 2011) on the date(s) as of which such units were credited to the non-employee director. This column does not include the deferred stock units described in the preceding footnote.

(3)
The amounts shown in this column represent the aggregate grant date fair value of the stock option awards granted to non-employee directors in fiscal year 2011, which has been calculated using the Black-Scholes option pricing model, based on the following assumptions: expected life of option equal to 7.33 years; expected risk-free interest rate of 2.13%, which is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life; expected stock volatility of 60.42%; and expected dividend yield of 0%.

(4)
The following table provides details regarding the aggregate number of each non-employee director's vested and unvested deferred stock units and shares subject to outstanding options as of June 30, 2011:

Name	Deferred Stock Units Outstanding at Fiscal Year-End (#)	Shares Subject to Outstanding Options at Fiscal Year-End (#)(a)
David W. Carter	47,467	16,211
Stephen C. McCluski	32,046	6,211
Nicole Onetto, M.D.	39,336	6,211
Howard H. Pien	19,587	6,211
Mitchel Sayare, Ph.D.	7,595	6,211
Mark Skaletsky	38,703	16,211
Joseph J. Villafranca, Ph.D.	65,897	6,211
Richard J. Wallace	28,914	6,211
(a)
Includes only options granted to members of the Board in their capacity as non-employee directors.

EXECUTIVE OFFICERS

Who are ImmunoGen's executive officers?

        The following persons are our executive officers as of the date of this proxy statement:

Name	Position
Daniel M. Junius	President and Chief Executive Officer
Gregory D. Perry	Executive Vice President, Chief Financial Officer and Treasurer
John M. Lambert, Ph.D.	Executive Vice President, Research and Development, and Chief Scientific Officer
James J. O'Leary, M.D.	Vice President and Chief Medical Officer
Craig Barrows	Vice President, General Counsel and Secretary
Peter J. Williams	Vice President, Business Development
Theresa G. Wingrove, Ph.D.	Vice President, Regulatory Affairs

Where can I obtain more information about ImmunoGen's executive officers?

        Biographical information concerning our executive officers and their ages can be found in Item 3.1 entitled "Executive Officers" in our annual report on Form 10-K for the fiscal year ended June 30, 2011, which is incorporated by reference into this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

        Our executive compensation philosophy is to enable ImmunoGen to attract, retain and motivate key executives to achieve our long-term objective of creating significant shareholder value through our antibody and immunoconjugate technology and expertise. Attracting and retaining key executives is particularly challenging in the biotechnology industry where executives are required to remain focused and committed throughout years of product development, regulatory approvals and, at times, financial instability. The market for executive talent in our industry is highly competitive, with many biotechnology companies that are at a similar stage of development as ImmunoGen located in general proximity to our corporate offices.

How We Determine Executive Compensation

        The Compensation Committee has responsibility for our executive compensation philosophy and the design of executive compensation programs, as well as for setting actual executive compensation. Information about the Compensation Committee, including its responsibilities and processes, can be found on page 16 of this proxy statement.

        In addition to evaluating our executives' contributions and performance in light of corporate objectives, we also base our compensation decisions on market considerations. The Compensation

Committee benchmarks our cash and equity incentive compensation against programs available to employees in comparable roles at peer companies. All forms of compensation are evaluated relative to the market median for our peer group. Individual compensation pay levels may vary from this reference point based on recent individual performance and other considerations, including breadth of experience, length of service, the anticipated level of difficulty in replacing an executive with someone of comparable experience and skill, and the initial compensation levels required to attract qualified new hires.

        In 2009, the Compensation Committee engaged the services of W.T. Haigh & Company, Inc., independent compensation consultants, to assist us in redefining the appropriate peer group of companies and collecting updated relevant market data for those companies for the purpose of establishing equity grant guidelines for our executives and other employees. The following 22 public biotechnology companies of comparable size were included in this new peer group, which is referred to elsewhere in this proxy statement as the Peer Group:

Affymax, Inc.	Immunomedics, Inc.
Alnylam Pharmaceuticals, Inc.	Incyte Corporation
Amicus Therapeutics, Inc.	Infinity Pharmaceuticals, Inc.
ARIAD Pharmaceuticals, Inc.	Momenta Pharmaceuticals, Inc.
ArQule, Inc.	Osiris Therapeutics, Inc.
Array BioPharma Inc.	Poniard Pharmaceuticals, Inc.
Cytokinetics, Incorporated	Progenics Pharmaceuticals, Inc.
Durect Corporation	Seattle Genetics, Inc.
Dyax Corp.	Vical Incorporated
Geron Corporation	Xenoport, Inc.
Idenix Pharmaceuticals, Inc.	XOMA Ltd.

        In 2009, using Peer Group data, together with the 2008 Life Sciences Executive Compensation and Benchmark Surveys prepared by Radford Surveys + Consulting, W.T. Haigh prepared for the Compensation Committee a senior executive market review of total compensation. This review contributed to the Compensation Committee's determination of the annual base salaries for our named executive officers for fiscal year 2011 and the equity awards granted to our executives and other employees in July 2010.

Elements of Total Compensation

        Our total compensation program consists of fixed elements, such as base salary and benefits, and variable performance-based elements, such as annual and long-term incentives. Our fixed compensation elements are designed to provide a predictable source of income to our executives. Our variable performance-based elements are designed to reward performance at three levels: individual performance, actual corporate performance compared to annual business goals, and long-term shareholder value creation.

        We compensate our executives principally through base salary, performance-based annual cash incentives and equity awards. The objective of this three-part approach is to remain competitive with other companies in our industry, while ensuring that our executives are given the appropriate incentives to achieve near-term objectives and at the same time create long-term shareholder value.

  Base Salary

        We provide our executive officers with a level of assured cash compensation in the form of a base salary that reflects their professional status and accomplishments. The Compensation Committee sets the salaries of our executive officers by reviewing independently prepared surveys of biotechnology industry compensation as well as other available information on base salaries of executive officers in comparable positions in the most current peer group analysis available to the committee. Comparative factors considered include, but are not limited to, the number of a company's employees, a company's annual operating expense, a company's market capitalization, and the stage of development of a company's products. The committee uses the collected data as well as the experience of the members of the committee in hiring and managing personnel to set salaries. As described above, our compensation philosophy allows the committee to take into account, for both current and new executive officers, recent individual performance, breadth of experience, length of service, the anticipated level of difficulty in replacing an executive with someone of comparable experience and skill, and the initial compensation levels required to attract qualified new hires. The committee also considers ImmunoGen's financial condition, and short-term cash requirements, in approving salary increases. In setting base salaries for our executive officers (other than the CEO), the Compensation Committee also considers the recommendation of the CEO. Based on the foregoing, and taking into consideration the market data prepared by W.T. Haigh referred to above, as well as the fact that in certain cases no increases in base salary had been granted for fiscal year 2010, the committee increased base salaries for the named executive officers for fiscal year 2011 between 5% and 6.7%, as described below.

  Annual Executive Bonus Program

        We do not have a formal incentive or bonus plan for executives. The Compensation Committee does, however, annually establish key performance criteria, based on our corporate goals and objectives, to be met by ImmunoGen, and evaluates ImmunoGen's actual performance against those criteria in its determination of whether cash incentive or bonus payments should be made to our executives. Key corporate performance criteria may include any or all of the following: (1) our actual financial performance against our plan for the applicable fiscal year; (2) achievement of certain research and development milestones, including internal product development advancement; (3) achievement of key targets associated with our collaborations with third parties, including support of partner programs; and (4) the creation and achievement of business development opportunities. The Compensation Committee may also consider an executive's performance against specific individual objectives in its determination of whether cash incentive or bonus payments should be made to the executive.

        Each of our executive officers is eligible to receive a target bonus expressed as a percentage of his or her annual base salary which, once set, remains at that level for each subsequent year unless specifically changed by the Compensation Committee. The actual bonus amount for each executive is determined based on both ImmunoGen's actual performance against its key performance criteria and, if applicable, the executive's performance against individual objectives.

        The Compensation Committee may set a threshold aggregate percentage of corporate achievement against its key performance criteria below which bonuses based on corporate performance will not be payable. Assuming the threshold aggregate percentage has been achieved, the portion of our executives' target bonuses tied to corporate performance is based on the individual percentages assigned to the key performance criteria that have been achieved. Additional corporate objectives may also be set by the

Compensation Committee that, if achieved, could result in bonus payments in excess of 100% of the portion of our executives' target bonuses based on corporate performance, but not more than 150% of the target bonuses. Where applicable, the individual objectives portion of our executives' target bonuses may be earned irrespective of whether the threshold for payment of the corporate performance bonuses has been achieved or the extent to which bonuses based on corporate performance are payable.

        The individual performance of our CEO is evaluated by all of the non-management directors on our Board, who may have established specific individual objectives for the CEO and evaluated the CEO's actual performance in light of those objectives. The individual performance of each of our other executive officers is evaluated by our CEO, who may have established specific individual performance objectives for these executives and evaluated their actual performance in light of those objectives. Based on these evaluations, the Compensation Committee determines the amount, if any, of our executive officers' bonus compensation tied to individual performance. The Compensation Committee has discretion in determining payouts under the portion of the CEO's annual executive bonus tied to individual performance, if any, without regard to previously-established goals, and our CEO is afforded the same discretion in recommending bonus payouts to our other executive officers.

        The Compensation Committee establishes the corporate performance criteria and individual performance criteria, if any, with the expectation that ImmunoGen and our executives can achieve 100% of the target; however, the criteria are sufficiently difficult that such achievement is not assured at the time such objectives are set. For example, in fiscal years 2009 and 2010, only 81.5% and 90%, respectively, of the portion of our executives' target bonuses tied to corporate performance were earned, and as described below, in fiscal year 2011, 110% of the portion of our executives' target bonuses tied to corporate performance was earned. The earned portion of our executives' target bonuses tied to individual performance in fiscal year 2011 ranged from 95% to 100%.

  Equity Compensation

        Consistent with our approach described above for allocating overall targeted compensation among the three components of compensation, the Compensation Committee has the authority under our 2006 Employee, Director and Consultant Equity Incentive Plan, or the 2006 Plan, to determine the form(s) of equity incentive awards, the terms under which equity incentive awards are granted and the individuals to whom such awards are granted. While we have historically awarded only stock options, the Compensation Committee has the ability under the 2006 Plan to award other forms of equity incentive compensation including, but not limited to, restricted stock awards. All equity incentive awards to our executive officers are granted by the Compensation Committee. The committee has delegated authority to our CEO to grant stock options to other newly-hired individuals, and stock options and restricted shares to other existing employees, subject to certain limitations described under the heading "What committees has the Board established?—Compensation Committee" beginning on page 16 of this proxy statement.

        We believe that equity participation is a key component of our executive compensation program. The 2006 Plan is our long-term incentive plan, designed to retain our executive officers and other employees and motivate them to enhance shareholder value by aligning their long-term interests with those of our shareholders. We believe that stock options provide an effective long-term incentive for all employees to create shareholder value as the benefit of the options cannot be realized unless there is an appreciation in the price of our common stock. Stock option awards are commonly provided to a broad range of employees in the biotechnology industry due to the competitive nature of the industry.

Our executive officers participate in the 2006 Plan in the same manner as all of our full-time employees. Initial stock option awards for new employees, which are individually determined prior to and/or negotiated in conjunction with the commencement of employment, reflect the new employee's anticipated contribution to our success and are designed to be competitive with awards granted by other biotechnology companies. Subsequent annual stock option awards take into consideration levels of prior grants, position, competitive practices and individual performance. All stock options are granted with exercise prices equal to the fair market value of our common stock on the date of grant as determined in accordance with the 2006 Plan. For initial awards to new employees, the grant date is the first day of employment. Annual stock option awards are currently granted in July of each fiscal year, which aligns the stock option awards with the determination of annual bonuses for the previous fiscal year.

Employee Benefits

        We offer employee benefit programs that are intended to provide financial protection and security for our employees and to reward them for the total commitment we expect from them in service to ImmunoGen. All of our named executive officers are eligible to participate in these programs on the same basis as our other employees. These benefits include the following: medical, dental and vision insurance; company-paid group life and accident insurance of two times base salary (up to $750,000); employee-paid supplemental group life and accident insurance (up to $500,000); short- and long-term disability insurance; and a qualified 401(k) retirement savings plan with a 50% company match of the first 6% of the participant's eligible bi-weekly compensation contributed by the participant to the plan.

Tax Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code limits the deduction a public company is permitted for compensation paid to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1,000,000 to a covered executive cannot be deducted, unless the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by shareholders. In its deliberations the Compensation Committee considers ways to maximize deductibility of executive compensation, but nonetheless retains the discretion to compensate executive officers at levels the Compensation Committee considers commensurate with their responsibilities and achievements. We have not adopted a policy that all executive compensation be fully deductible.

Employment Agreements

        Except as described below, we do not have any agreements, plans or arrangements covering any of our current executive officers that provide separation benefits in addition to those required by applicable law in connection with the termination of employment with us outside the context of a change in control. With respect to such termination, separation benefits, if any, in addition to those required by applicable law, would be determined on a case-by-case basis, taking into account the reasons for the executive's termination, the executive's former position with us, the length of the executive's tenure with us, and any other factors deemed appropriate by the Compensation Committee. In this regard, we have entered into an employment agreement with Mr. Perry providing that if Mr. Perry's employment is terminated by ImmunoGen without cause during the term of the agreement, he will be entitled to receive salary continuation benefits over a 12-month period following such termination.

Severance Agreements

        We recognize that ImmunoGen, as a publicly-traded company, may become the target of a proposal which could result in a change in control, and that such possibility and the uncertainty and questions which such a proposal may raise among management could cause our executive officers to leave or could distract them in the performance of their duties, to the detriment of ImmunoGen and our shareholders. We have entered into severance agreements with each of our executive officers that are designed to compensate them for the loss of their positions and the loss of anticipated benefits under their unvested equity compensation awards following a change in control of ImmunoGen. The agreements are intended to reinforce and encourage the continued attention of our executive officers to their assigned duties without distraction and to ensure the continued availability to ImmunoGen of each of our executive officers in the event of a proposed change in control transaction. We believe that the foregoing objectives are in the best interests of ImmunoGen and our shareholders. We also believe that it is in the best interests of ImmunoGen and our shareholders to offer such agreements to our executive officers insofar as ImmunoGen competes for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior executives.

        The executive is entitled to severance benefits if, within 24 months after a change in control of ImmunoGen, the executive's employment is terminated (1) by us other than for cause or disability or (2) by the executive for good reason. Severance benefits include: payment of 100% of the target bonus under our annual executive bonus program for the fiscal year in which such termination of employment occurs, pro-rated by the number of days the executive is employed by us during such fiscal year; a lump sum cash payment equal to 1.5 times the executive's then current annual base salary (or in the case of our CEO, 2 times); and reimbursement for premiums payable in connection with the continuation of health and dental insurance coverage. We believe these severance benefits are reasonable and appropriate for our executive officers in light of the anticipated time it takes high-level executives to secure new positions with responsibilities and compensation that are commensurate with their experience.

        Severance benefits also include the vesting of 100% of the executives' unvested stock options and unvested restricted stock awards and other similar rights. We believe that the equity awards granted to our executive officers have been reasonable in amount and that, in the event of a change in control, it is appropriate that our executive officers receive the full benefit under their equity compensation awards of the increase in ImmunoGen's value attributable to the performance of the current management team.

        For more details concerning our employment agreements and severance agreements, please refer to Potential Payments Upon Termination or Change in Control beginning on page 36 of this proxy statement.

Executive Compensation Determinations for Fiscal Year 2011

        The following discussion describes the Compensation Committee's executive compensation determinations for fiscal year 2011, beginning with a description of the portion of the annual executive bonus program tied to corporate performance.

        The corporate performance criteria for fiscal 2011 can be organized into three general groups as described in the table below. These criteria included certain pre-defined "stretch" goals that, to the extent met, entitled the executives to receive up to an additional 50% of the portion of their target bonuses tied to corporate performance; however, unless corporate goals (including the "stretch goals") representing at least a 50% payout of the target corporate bonus were achieved, no bonuses would have been paid based on corporate performance. The table also shows the relative weighting of the areas with specific performance objectives within each group based on target, maximum (assuming achievement of "stretch" goals); and actual attainment for fiscal year 2011. As shown in the table, based on our management's assessment of its performance against the performance criteria described below, the Compensation Committee determined that 110% of the portion of the executives' target bonuses tied to corporate performance had been earned for fiscal year 2011.

Corporate Performance Criteria	Target	Max (w/stretch)	Actual
Research & Development
IMGN901 clinical and regulatory progress	15%	25%	15%
IMGN388 clinical progress	5%	5%	—
IMGN529 pre-clinical progress	5%	10%	5%
IMGN853 pre-clinical progress	5%	5%	5%
New effector molecule and linker development	5%	10%	10%
Positive development decision for new project made	10%	10%	10%
Manufacturing-related activities completed	15%	15%	15%
Subtotal	60%	80%	60%
Financial Performance; General & Administrative
Operating expenses at or below budget	5%	5%	5%
Ending cash balance consistent with budget	5%	5%	5%
Ending cash balance exceeding budget by $35 million	—	10%	10%
Long-term facilities utilization planning completed	5%	5%	5%
Subtotal	15%	25%	25%
Business Development
TAP technology out-licensing opportunities	15%	25%	25%
Proprietary product partnership opportunities	—	10%	—
Market approval of T-DM1	10%	10%	—
Subtotal	25%	45%	25%
Total	100%	150%	110%

        The Compensation Committee's determination of the executives' bonuses for fiscal year 2011, including the portion, if any, tied to individual performance, is discussed below on an individual-by-individual basis.

  Cash Compensation

        Mr. Junius.    In June 2010, the committee set Mr. Junius's annual base salary at $465,000, effective July 1, 2010 (a 5.7% increase over his base salary for the previous fiscal year). At the same time, the committee increased Mr. Junius's target bonus to 50% of base salary. The new base salary, together with the new target bonus, resulted in Mr. Junius's target total cash compensation being slightly below the 50th percentile of average total cash compensation for comparable positions at the Peer Group companies. In setting Mr. Junius's base salary, the committee also considered the fact that Mr. Junius had not received any increase in base salary for fiscal year 2010.

        For fiscal year 2011, 100% of Mr. Junius's target bonus was tied to corporate performance. Accordingly, Mr. Junius's bonus for fiscal year 2011, as shown in the Summary Compensation Table below, constituted 55% of his base salary earned for fiscal year 2011.

        Mr. Perry.    In June 2010, the committee set Mr. Perry's annual base salary at $315,000, effective July 1, 2010 (a 5% increase over his base salary for the previous fiscal year). Mr. Perry's target bonus of 30% of base salary remained unchanged from the previous year. The new base salary, together with the target bonus, resulted in Mr. Perry's total cash compensation being slightly above the 50th percentile of average total cash compensation for comparable positions at the Peer Group companies. In setting Mr. Perry's base salary, the committee also considered the fact that Mr. Perry had not received any increase in base salary for fiscal year 2010.

        Effective March 29, 2011, Mr. Perry was promoted to Executive Vice President, Chief Financial Officer and Treasurer, and the committee increased Mr. Perry's target bonus to 35% of base salary. As a result of this increase, Mr. Perry's target bonus averaged to approximately 31.3% of his annual base salary for fiscal year 2011.

        For fiscal year 2011, 70% of Mr. Perry's target bonus was tied to corporate performance, and 30% was tied to individual performance. With respect to the portion tied to individual performance, the committee's determination was based on Mr. Junius's evaluation of Mr. Perry's accomplishment of specific actions in the areas identified in the following table.

	Target	Actual
Supply chain strategic planning	20%	20%
Long-term facilities utilization planning	20%	20%
Facilities planning for organizational growth	20%	20%
Quality organization improvements	20%	20%
Investment policy and cash management	20%	20%
Total	100%	100%

        Based on the foregoing, Mr. Perry's bonus for fiscal year 2011, as shown in the Summary Compensation Table below, constituted approximately 33.4% of his base salary earned for fiscal year 2011.

        Dr. Lambert.    In June 2010, the committee set Dr. Lambert's annual base salary at $350,000, effective July 1, 2010 (a 6.7% increase over his base salary for the previous fiscal year). Dr. Lambert's target bonus of 35% of base salary remained unchanged from the previous year. The new base salary, together with the target bonus, resulted in Dr. Lambert's total cash compensation being slightly above the 50th percentile of average total cash compensation for comparable positions at the Peer Group companies. In setting Dr. Lambert's base salary, the committee also considered the fact that Dr. Lambert had not received any increase in base salary for fiscal year 2010.

        For fiscal year 2011, 70% of Dr. Lambert's target bonus was tied to corporate performance, and 30% was tied to individual performance. With respect to the portion tied to individual performance, the committee's determination was based on Mr. Junius's evaluation of Dr. Lambert's accomplishment of specific actions in the areas identified in the following table.

	Target	Actual
TAP technology and proprietary pipeline outreach	15%	15%
R&D organization performance objectives	30%	30%
R&D organization long-term strategy	20%	15%
R&D organization alignment	35%	35%
Total	100%	95%

        Based on the foregoing, Dr. Lambert's bonus for fiscal year 2011, as shown in the Summary Compensation Table below, constituted approximately 36.9% of his base salary earned for fiscal year 2011.

        Dr. O'Leary.    In June 2010, the committee set Dr. O'Leary's annual base salary at $350,000, effective July 1, 2010 (a 6% increase over his base salary for the previous fiscal year). Dr. O'Leary's target bonus of 30% of base salary remained unchanged from the previous year. The new base salary, together with the target bonus, resulted in Dr. O'Leary's total cash compensation being slightly above the 50th percentile of average total cash compensation for comparable positions at the Peer Group companies. In setting Dr. O'Leary's base salary, the committee also considered the fact that Dr. O'Leary had not received any increase in base salary for fiscal year 2010.

        For fiscal year 2011, 70% of Dr. O'Leary's target bonus was tied to corporate performance, and 30% was tied to individual performance. With respect to the portion tied to individual performance, the committee's determination was based on Mr. Junius's evaluation of Dr. O'Leary's accomplishment of specific actions in the areas identified in the following table.

	Target	Actual
IMGN901 clinical progress	65%	63%
IMGN388 clinical progress	10%	8%
IMGN901, IMGN529 and IMGN853 regulatory support activities	20%	20%
Clinical department management	5%	5%
Total	100%	96%

        Based on the foregoing, Dr. O'Leary's bonus for fiscal year 2011, as shown in the Summary Compensation Table below, constituted approximately 31.7% of his base salary earned for fiscal year 2011.

        Mr. Barrows.    In June 2010, the committee set Mr. Barrows's annual base salary at $290,000, effective July 1, 2010 (a 5.5% increase over his base salary for the previous fiscal year). Mr. Barrows's target bonus of 30% of base salary remained unchanged from the previous fiscal year. The new base salary, together with the target bonus, resulted in Mr. Barrows's total cash compensation being slightly below the 50th percentile of average total cash compensation for comparable positions at the Peer Group companies.

        For fiscal year 2011, 70% of Mr. Barrows's target bonus was tied to corporate performance, and 30% was tied to individual performance. With respect to the portion tied to individual performance, the committee's determination was based on Mr. Junius's evaluation of Mr. Barrows's accomplishment of specific actions in the areas identified in the following table.

	Target	Actual
Business development	30%	30%
Corporate governance	35%	35%
Corporate policies	25%	25%
Proprietary technology protection	10%	10%
Total	100%	100%

        Based on the foregoing, Mr. Barrows's bonus for fiscal year 2011, as shown in the Summary Compensation Table below, constituted 32.1% of his base salary earned for fiscal year 2011.

  Equity Awards

        On July 23, 2010, we granted annual stock option awards to Mr. Junius, Mr. Perry, Dr. Lambert, Dr. O'Leary and Mr. Barrows covering 180,000, 75,000, 80,000, 60,000 and 40,000 shares, respectively. On March 30, 2011, we granted an additional stock option award to Mr. Perry covering 40,000 shares in connection with Mr. Perry's promotion to Executive Vice President. Each of the foregoing awards is described in the Grants of Plan-Based Awards table and Outstanding Awards at Fiscal Year-End table elsewhere in this proxy statement.

        In determining the size of the annual stock option awards, the committee considered equity award histories for each of the named executive officers, the equity grant guidelines that had been prepared by W.T. Haigh in connection with its 2009 review of senior executive compensation referred to above, and an equity utilization overview prepared by W.T. Haigh for the committee in 2008. The equity grant guidelines referred to above contained low, midpoint and high grant thresholds, based on the number of shares subject to awards, for each position held by a named executive officer, which were based on W.T. Haigh's analysis of comparable positions at the Peer Group companies and considerations of internal equities among the Company's executives. The annual stock option awards for each of the named executive officers were based on the midpoint of the equity grant guidelines, except for Mr. Junius's award, which was halfway between the midpoint and high threshold, and Mr. Perry's award, which was at the high threshold.

        In determining the amount of the subsequent promotion stock option award to Mr. Perry, the committee adopted the CEO's recommendation that the promotion award be fixed at two-thirds of the midpoint for an annual award set forth in the W.T. Haigh analysis of comparable positions at the Peer Group companies.

How were the executive officers compensated for fiscal year 2011?

        The following table sets forth all compensation paid to our principal executive officer, our principal financial officer and each of our other three most highly compensated executive officers, who are collectively referred to as the "named executive officers," in all capacities for the last three fiscal years.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Daniel M. Junius	2011	$465,000		$988,200	$255,750	$8,848	$1,717,798
President and Chief	2010	440,000	—	1,017,030	178,200	8,561	1,643,791
Executive Officer	2009	409,500	—	542,000	141,656	9,444	1,102,600
Gregory D. Perry(5)	2011	315,000		633,750	105,328	8,751	1,062,829
Executive Vice President,	2010	300,000	—	213,150	83,700	8,862	605,712
Chief Financial Officer	2009	142,500	—	340,000	37,214	235	519,949
John M. Lambert, Ph.D.	2011	350,000		439,200	129,238	5,263	923,701
Executive Vice President,	2010	328,390	—	548,100	105,167	5,217	986,874
Research and Development,	2009	327,087	—	114,450	91,730	5,217	538,484
and Chief Scientific Officer
James J. O'Leary, M.D.(6)	2011	350,000	—	329,400	111,090	8,765	799,255
Vice President and Chief	2010	330,000	17,500	286,230	90,882	9,074	733,686
Medical Officer	2009	213,583	52,500	399,000	55,777	1,789	722,649
Craig Barrows(7)	2011	290,000	—	219,600	93,090	6,773	609,463
Vice President, General
Counsel and Secretary

(1)
The amounts shown in this column for Dr. O'Leary represent the portions of Dr. O'Leary's sign-on bonus that was paid during fiscal years 2009 and 2010.

(2)
The amounts shown in this column represent the aggregate grant date fair value of the stock option awards for the years indicated, computed in accordance with FASB ASC Topic 718. Additional information can be found in the footnotes to the Grants of Plan-Based Awards table on page 33 of this proxy statement and in Note B to the consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended June 30, 2011.

(3)
The amounts shown in this column represent payments under our annual executive bonus program for each of the fiscal years shown.

(4)
The table below shows the components of this column for fiscal year 2011:

Name	401(k) Plan Matching Contribution(a)	Term Life Insurance Premiums	Total All Other Compensation
Daniel M. Junius	$8,083	$765	$8,848
Gregory D. Perry	8,108	643	8,751
John M. Lambert, Ph.D.	4,548	715	5,263
James J. O'Leary, M.D.	8,050	715	8,765
Craig Barrows	6,180	593	6,773
(a)
The amounts in this column represent our matching contributions allocated to each of the named executive officers who participates in our 401(k) retirement savings plan. All such matching contributions were fully vested upon contribution.
(5)
Mr. Perry joined ImmunoGen on January 9, 2009.

(6)
Dr. O'Leary joined ImmunoGen on November 7, 2008.

(7)
Mr. Barrows was initially designated as an executive officer by our Board of Directors on November 16, 2010.

Grants of Plan-Based Awards

        The following table shows all awards granted to each of the named executive officers during the last fiscal year.

Grants of Plan-Based Awards

							All Other Option Awards: Number of Securities Underlying Options (#)
				Possible Future Payments Under Non-Equity Incentive Plan Awards
			Compensation Committee Action Date, if Different from Grant Date(1)					Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(2)
Name	Grant Date			Threshold ($)	Target ($)	Maximum ($)
Daniel M. Junius		(3)	—	$116,250	$232,500	$348,750	—	—	—
	7/23/2010	(4)	—	—	—	—	180,000	$9.14	988,200
Gregory D. Perry		(3)	—	—	98,438	132,891	—	—	—
	7/23/2010	(4)	—	—	—	—	75,000	9.14	411,750
	3/30/2011	(5)	3/29/2011				40,000	8.91	222,000
John M. Lambert, Ph.D.		(3)	—	—	122,500	165,375	—	—	—
	7/23/2010	(4)	—	—	—	—	80,000	9.14	439,200
James J. O'Leary, M.D.		(3)	—	—	105,000	141,750	—	—	—
	7/23/2010	(4)	—	—	—	—	60,000	9.14	329,400
Craig Barrows		(3)	—	—	87,000	117,450	—	—	—
	7/23/2010	(4)	—	—	—	—	40,000	9.14	219,600

(1)
The Compensation Committee met on March 29, 2011 and voted to grant Mr. Perry an option to purchase 40,000 shares of our common stock, such option award to be effective on the effective date of Mr. Perry's promotion to Executive Vice President (March 30, 2011) and to have an option exercise price equal to the fair market value of our common stock on such date.

(2)
The amounts shown in this column have been calculated in accordance with FASB ASC Topic 718. Additional information can be found in Note B to the consolidated financial statements in ImmunoGen's Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

(3)
The amounts shown in these rows reflect the possible cash amounts that could have been earned upon achievement of the threshold, target and maximum performance objectives for the annual executive bonus program for fiscal year 2011. In the case of Mr. Junius, whose bonus was tied solely to corporate performance, the threshold amount represents 50% of his target bonus, reflecting the minimum achievement required for any payout based on corporate performance. In the case of the remaining executives, for whom 30% of their respective target bonuses was tied to individual performance, there was effectively no threshold payment since the Compensation Committee reserved the discretion to determine payouts under the portion of the bonus tied to individual performance without regard to any minimum achievement of previously-established goals.

(4)
These stock option awards were granted under our 2006 Plan. The grant date fair value of this award has been calculated using the Black-Scholes option pricing model, based on the following assumptions: expected life of option equal to 7.12 years; expected risk-free interest rate of 2.43%, which is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life; expected stock volatility of 58.35%; and expected dividend yield of 0%. These awards are also described in the Outstanding Equity Awards at Fiscal Year-End Table.

(5)
This stock option award was granted under our 2006 Plan in connection with the start of Mr. Perry's promotion to Executive Vice President. The grant date fair value of this award has been calculated using the Black-Scholes option pricing model, based on the following assumptions: expected life of option equal to 7.23 years; expected risk-free interest rate of 2.87%, which is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life; expected stock volatility of 60.04%, and expected dividend yield of 0%. This award is also described in the Outstanding Equity Awards at Fiscal Year-End Table.

Outstanding Equity Awards at 2011 Fiscal Year-End

        The following table shows information on all outstanding stock options and unvested restricted stock awards held by the named executive officers at the end of the last fiscal year.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (mm/dd/yyyy)
Daniel M. Junius	200,000	—	$5.74	05/09/2015
	65,000	—	3.19	06/08/2016
	80,000	—	5.77	06/12/2017
	70,000	—	3.30	06/11/2018
	100,000	100,000(2)	4.29	01/01/2019
	55,667	111,333(3)	9.88	07/24/2019
	—	180,000(4)	9.14	07/23/2020
Gregory D. Perry	61,980	54,687(5)	4.32	01/09/2019
	11,667	23,333(3)	9.88	07/24/2019
	—	75,000(4)	9.14	07/23/2020
	—	40,000(6)	8.91	03/30/2021
John M. Lambert, Ph.D.	80,000	—	3.95	06/05/2012
	45,000	—	3.91	06/12/2013
	35,000	—	6.27	06/17/2014
	35,000	—	5.35	06/09/2015
	35,000	—	3.19	06/08/2016
	60,000	—	5.77	06/12/2017
	52,500	—	3.30	06/11/2018
	30,000	60,000(3)	9.88	07/24/2019
	—	80,000(4)	9.14	07/23/2020
James J. O'Leary, M.D.	75,000	75,000(7)	4.12	11/07/2018
	15,667	31,333(3)	9.88	07/24/2019
	—	60,000(4)	9.14	07/23/2020
Craig Barrows	37,500	12,500(8)	4.50	10/03/2017
	15,000	—	3.30	06/11/2018
	18,334	36,666(3)	9.88	07/24/2019
	—	40,000(4)	9.14	07/23/2020

(1)
All option awards granted by ImmunoGen are subject to time-based vesting. Accordingly, there are no unearned option awards outstanding. Securities underlying options are shares of our common stock.

(2)
This option award vests in four equal installments on each of the first four anniversaries of the grant date (January 1, 2009), contingent on Mr. Junius remaining either an employee (in the case of an incentive stock option) or an employee, director or consultant (in the case of a non-qualified stock option) of ImmunoGen as of each such date.

(3)
These option awards vest in three equal installments on each of the first three anniversaries of the grant date (July 24, 2009), contingent in each case on the executive remaining either an employee (in the case of an incentive stock option) or an employee, director or consultant (in the case of a non-qualified stock option) of ImmunoGen as of each such date.

(4)
These option awards vest in three equal installments on each of the first three anniversaries of the grant date (July 23, 2010), contingent in each case on the executive remaining either an employee (in the case of an incentive stock option) or an employee, director or consultant (in the case of a non-qualified stock option) of ImmunoGen as of each such date.

(5)
This option award vests as follows: the right to purchase 25% of the shares covered by this award will become exercisable on the first anniversary of the date of grant, and the right to purchase the remaining shares will thereafter become exercisable on a quarterly basis as to 6.25% of the shares covered by the award each quarter, provided that Mr. Perry remains an employee (in the case of an incentive stock option) or an employee, director or consultant (in the case of a non-qualified stock option) of ImmunoGen as of each such date.

(6)
This option award vests in three equal installments on each of the first three anniversaries of the grant date (March 30, 2011), contingent on Mr. Perry remaining either an employee (in the case of an incentive stock option) or an employee, director or consultant (in the case of a non-qualified stock option) of ImmunoGen as of each such date.

(7)
This option award vests in four equal installments on each of the first four anniversaries of the grant date (November 7, 2008), contingent on Dr. O'Leary remaining either an employee (in the case of an incentive stock option) or an employee, director or consultant (in the case of a non-qualified stock option) of ImmunoGen as of each such date.

(8)
This option award vests in four equal installments on each of the first four anniversaries of the grant date (October 3, 2007), contingent on Mr. Barrows remaining either an employee (in the case of an incentive stock option) or an employee, director or consultant (in the case of a non-qualified stock option) of ImmunoGen as of each such date.

Options Exercised

        The following table shows information regarding stock option exercises by the named executive officers during the last fiscal year.

Option Exercises

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Daniel M. Junius	—	—
Gregory D. Perry	8,333	$64,572
John M. Lambert, Ph.D.	—	—
James J. O'Leary, M.D.	—	—
Craig Barrows	—	—

(1)
Amount shown in this column represents the actual value realized from the immediate sale of the shares acquired upon exercise of options.

Potential Payments Upon Termination or Change in Control

        Termination of Employment Not Following a Change in Control.    Except as described below, we do not have any agreements, plans or arrangements covering any of our current executive officers that provide separation benefits in addition to those required by applicable law in connection with the termination of the executive's employment with us outside the context of a change in control. With respect to such termination, separation benefits, if any, in addition to those required by applicable law would be determined on a case-by-case basis, taking into account the reasons for the executive's termination, the executive's former position with us, the length of the executive's tenure with us, and any other factors deemed appropriate by the Compensation Committee. The Compensation Committee is authorized to consider and recommend to the full Board salary and benefit continuation benefits for executive new hires on a case-by-case basis as circumstances warrant.

        On July 27, 2011, we entered into an employment agreement with Mr. Perry providing that if Mr. Perry's employment is terminated by ImmunoGen without cause during the term of the agreement, he will be entitled to receive salary continuation benefits over a 12-month period following such termination, subject to a release of all claims against ImmunoGen. The agreement continues in effect for a period of two years from its effective date, subject to automatic one-year extensions thereafter unless notice is given of our or Mr. Perry's intention not to extend the term of the agreement. Salary continuation under this agreement is not payable in circumstances where benefits under the severance agreements described below are payable.

        Termination of Employment Following a Change in Control.    We have entered into severance agreements with each named executive officer providing for certain benefits in the event of a change in control of ImmunoGen. A change in control includes any of the following events:

  •
  the acquisition by any person of 50% or more of our outstanding common stock pursuant to a transaction which our Board of Directors does not approve;

  •
  a merger or consolidation of ImmunoGen, whether or not approved by our Board, where our voting securities remain outstanding and continue to represent, or are converted into securities of the surviving corporation (or its parent) representing, less than 50% of the total voting power of the surviving entity (or its parent) following such transaction;

  •
  our shareholders approve an agreement for the sale of all or substantially all of ImmunoGen's assets; or

  •
  the "incumbent directors" cease to constitute at least a majority of the members of our Board. "Incumbent directors" include the current members of our Board, plus any future members who are elected or nominated for election by at least a majority of the incumbent directors at the time of such election or nomination, with certain exceptions relating to actual or threatened proxy contests relating to the election of directors to our Board.

        Each named executive officer is entitled to severance benefits if, within the period of two months before or 24 months after a change in control of ImmunoGen, the executive's employment is terminated (1) by us other than for cause or disability or (2) by the executive for good reason. "Cause" is defined to include the executive's intentional act or omission that materially harms ImmunoGen, willful failure or refusal to follow the lawful and proper directives of the CEO or the Board; conviction of the executive for a felony; material fraud or theft relating to ImmunoGen; or breach of our Code of Corporate Conduct, Senior Officer and Financial Personnel Code of Ethics or other contractual obligation to ImmunoGen. "Good reason" is defined in each agreement to include the occurrence of the following events without the executive's consent: a change in the principal location at which the executive performs his duties for us to a new location that is at least 40 miles from the prior location; a material change in the executive's authority, functions duties or responsibilities as compared to his highest position with ImmunoGen; or a material reduction in the executive's base salary or target annual bonus.

        Severance benefits under each agreement include the following:

  •
  Payment of 100% of the executive's target bonus under our annual executive bonus program for the fiscal year in which termination of employment occurs, pro-rated by the number of calendar days the executive is employed by us during such fiscal year;

  •
  A lump sum payment equal to 1.5 times the executive's then current annual base salary (or in the case of Mr. Junius, 2 times);

  •
  Payment of a taxable amount on a monthly basis equal to the executive's COBRA premium (assuming the executive elects to receive COBRA benefits) for up to 18 months (or in the case of Mr. Junius, up to 24 months, notwithstanding the fact that Mr. Junius may not be eligible under applicable law for COBRA benefits beyond 18 months); and

  •
  Vesting of 100% of the executive's unvested stock options and unvested restricted stock awards and other similar rights.

        Payment of the above-described severance benefits is subject to the named executive officer releasing all his or her claims against ImmunoGen other than claims that arise from ImmunoGen's obligations under the severance agreement. In addition, the severance benefits will replace any similar compensation that may be provided to the executive under any other agreement or arrangement in relation to termination of employment, with certain exceptions.

        Each agreement provides for a reduction of payments and benefits to be received by the named executive officer pursuant to a change in control to a level where the executive would not be subject to the excise tax pursuant to section 4999 of the Internal Revenue Code, but only if such reduction would put the executive in a better after-tax position than if the payments and benefits were paid in full. In addition, each agreement provides for the payment by ImmunoGen of the executive's legal fees and expenses incurred in connection with the agreement.

        Each agreement continues in effect for two years from its effective date (December 1, 2010), subject to automatic one-year extensions thereafter unless notice is given of our or the executive's intention not to extend the term of the agreement; provided, however, that the agreement continues in effect for 24 months following a change in control that occurs during the term of the agreement.

        The following table illustrates the potential benefits that would have been received by the named executive officers under the severance agreements described above, assuming we had terminated each executive's employment without cause on June 30, 2011 following a change in control occurring on that date, and using the closing price ($12.19) of our common stock on the NASDAQ Global Select Market on that date.

Potential Payments Upon Termination of Employment Following a Change in Control
(Without Cause and Not for a Disability)

Name	Salary/Bonus Lump Sum(1)	Stock Option Acceleration(2)	Healthcare Continuation(3)	Total
Daniel M. Junius	$1,162,500	$1,596,179	$36,258	$2,794,937
Gregory D. Perry	570,938	844,236	27,194	1,442,367
John M. Lambert, Ph.D.	647,500	382,600	27,194	1,057,294
James J. O'Leary, M.D.	630,000	788,250	12,249	1,430,499
Craig Barrows	522,000	302,823	27,194	852,017

(1)
Amounts represent the salary-based lump sum payments described above and each executive's target bonus as of the end of fiscal year 2011.

(2)
Amounts represent payment of the difference between $12.19 and the exercise price of any in-the-money unvested stock option which would have become exercisable upon termination of the executive's employment without cause following a change in control, multiplied in each case by the number of shares subject to such option.

(3)
Amounts represent payments equal to each executive's COBRA premiums for 18 months (or in the case of Mr. Junius, 24 months) for the type of healthcare coverage ImmunoGen carried for each named executive officer as of June 30, 2011.

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement, and based on such review and discussion, the Compensation Committee recommended to ImmunoGen's Board that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into ImmunoGen's Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

                      By the Compensation Committee of the Board of
                      Directors of ImmunoGen, Inc.

                      Mark Skaletsky, Chairman
                      Howard H. Pien
                      Richard J. Wallace

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee has reviewed ImmunoGen's audited financial statements for the fiscal year ended June 30, 2011, and discussed these financial statements with ImmunoGen's management. The Audit Committee also has reviewed and discussed the audited financial statements and the matters required to be discussed by the Statement on Auditing Standard No. 61, as amended ("Communication with Audit Committees"), as adopted by the Public Company Accounting Oversight Board (the "PCAOB") in Rule 3200T, with Ernst & Young LLP, ImmunoGen's independent registered public accounting firm. In addition, the Audit Committee received the letter from Ernst & Young LLP required by PCAOB Rule 3526 ("Communication with Audit Committees Concerning Independence"), and has discussed with Ernst & Young LLP its independence.

        Based on its review and the discussions referred to above, the Audit Committee recommended to ImmunoGen's Board that the audited financial statements be included in ImmunoGen's Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

                      By the Audit Committee of the Board of
                      Directors of ImmunoGen, Inc.

                      Stephen C. McCluski, Chairman
                      David W. Carter
                      Mark Skaletsky

ADVISORY VOTE TO APPROVE THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT
(Notice Item 3)

        We are providing our shareholders with the opportunity to cast an advisory (non-binding) vote on executive compensation, or a "say-on-pay" vote. Under Section 14A of the Securities Exchange Act of 1934, as amended, we must hold this advisory vote at least once every three years. We are also providing our shareholders with the opportunity to cast an advisory vote with respect to whether future say-on-pay votes will be held once every year, or once every two or three years, which is the subject to the proposal immediately following this proposal.

        The say-on-pay vote is a non-binding vote on the compensation paid to our named executive officers, as described elsewhere in this proxy statement under the heading "Executive Compensation," and includes the "Compensation Discussion and Analysis," or "CD&A," tabular disclosure regarding such compensation and accompanying narrative disclosure set forth in pages 22 through 38 of this proxy statement. The Executive Compensation section describes our compensation philosophy and objectives, how we determine executive compensation, the elements of total compensation and the actual compensation of our named executive officers identified in that section. The Compensation Committee and our Board believe that the policies and practices described in the CD&A are effective in implementing our compensation philosophy and objectives and that the compensation of our named executive officers for fiscal year 2011 reflects and supports those policies and practices.

        The say-on-pay vote is not binding on the Compensation Committee or our Board. However, the committee and the Board will take into account the result of the vote when determining future executive compensation arrangements.

Recommendation

        The Board recommends a vote "FOR" the proposal to approve, on an advisory basis, the compensation paid to our named executive officers, as described in this proxy statement.

 ADVISORY VOTE ON FREQUENCY OF ADVISORY SHAREHOLDER VOTE ON COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS
(Notice Item 4)

        As described in the immediately preceding proposal, we are providing our shareholders with an opportunity to cast an advisory (non-binding) vote on executive compensation, or a "say-on-pay" vote. In this proposal, we are providing shareholders with an opportunity to cast an advisory vote on whether they would prefer a say-on-pay vote once every year, once every two or three years. Under Section 14A of the Securities Exchange Act of 1934, as amended, we are required to solicit shareholder advisory votes on the frequency of future say-on-pay votes at least once every six years, although we may seek shareholder input more frequently.

        Our Board recommends that that future say-on-pay votes be conducted once every two years. We believe a biennial vote will allow shareholders to better judge our executive compensation practices in relation to our long-term performance. As described in the CD&A, our compensation philosophy is to enable ImmunoGen to achieve our long-term objective of creating significant shareholder value through our antibody and immunoconjugate technology and expertise. In light of this philosophy and the long-term nature of achieving success in our industry, we encourage shareholders to evaluate our executive compensation programs over a multi-year horizon and to review our named executive officers' compensation over the past three fiscal years as reported in the Summary Compensation Table.

        Additionally, we believe that a biennial vote would provide the compensation committee and our Board with sufficient time to engage with shareholders to understand any concerns they may have with respect to our executive compensation practices, and to evaluate which actions may be appropriate address such concerns. Shareholders have three choices for voting on this proposal, as well as the option of abstaining. The choice that receives the highest number of votes will be deemed the choice of the shareholders.

        The vote on the frequency of say-on-pay votes is not binding on our Board. However, the Board will take into account the result of the vote when determining the frequency of future say-on-pay votes.

Recommendation

        The Board recommends that shareholders vote for a say-on-pay vote once every two years.

 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
(Notice Item 5)

        Our Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2012. The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. In making its determination regarding whether to appoint or retain a particular independent registered public accounting firm, the Audit Committee takes into account the views of management, and will take into account the vote of our shareholders with respect to the ratification of the appointment of our independent registered public accounting firm.

        Ernst & Young LLP served as our independent registered public accounting firm for the fiscal year ended June 30, 2011 and also provided certain other audit-related services. We expect that a representative of Ernst & Young LLP will be present at the meeting and will have the opportunity to make a statement if he or she desires and to respond to appropriate questions.

Recommendation

        The Board recommends a vote "FOR" the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2012.

        What were the fees of our independent registered public accounting firm for services rendered to us during the last two fiscal years?

        The aggregate fees for professional services rendered to us by Ernst & Young LLP for the fiscal years ended June 30, 2011 and 2010 were as follows:

	2011	2010
Audit	$318,600	$310,000
Audit-Related	131,000	65,000
Tax	—	—
All Other	17,500	—

	$467,100	$375,000

        Audit fees for fiscal years 2011 and 2010 were for professional services provided for the audits of our consolidated financial statements and our internal control over financial reporting as well as reviews of the financial statements included in each of our quarterly reports on Form 10-Q.

        Audit-related fees for fiscal years 2011 and 2010 were for due diligence-related work in connection with our public offerings in May 2011 and May 2010 and consents relating to registration statements. Audit-related fees for fiscal year 2011 also include fees relating to consultation with regard to the implementation of new accounting standards updates. Other fees for fiscal year 2011 relate to consultation with regard to the filing for federal grant funding under the Patient Protection and Affordable Care Act of 2010.

What is the Audit Committee's pre-approval policy?

        The Audit Committee pre-approves all auditing services and the terms of non-audit services provided by our independent registered public accounting firm, but only to the extent that the non-audit services are not prohibited under applicable law and the committee determines that the non-audit services do not impair the independence of the independent registered public accounting firm. In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the chairman of the committee has been delegated authority to approve audit and non-audit services to be provided by our independent registered public accounting firm. Fees payable to our independent registered public accounting firm for any specific, individual service approved by the chairman pursuant to the above-described delegation of authority may not exceed $100,000, plus reasonable and customary out-of-pocket expenses, and the chairman is required to report any such approvals to the full committee at its next scheduled meeting.

        The pre-approval requirement is waived with respect to the provision of non-audit services by our independent registered public accounting firm if (1) the aggregate amount of all such non-audit services provided to us constitutes not more than five percent of the total fees paid by us to our independent registered public accounting firm during the fiscal year in which such non-audit services were provided, (2) such services were not recognized at the time of the engagement to be non-audit services, and (3) such services are promptly brought to the attention of the Audit Committee and approved by the committee or by one or more of its members to whom authority to grant such approvals has been delegated by the committee prior to the completion of the independent registered public accounting firm's audit. During fiscal years 2011 and 2010, none of the non-audit services provided to us by our independent registered public accounting firm was required to be approved by the Audit Committee pursuant to the so-called "de minimis" exception described above.

        The Audit Committee has considered and determined that the provision of the non-audit services described is compatible with maintaining the independence of our registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and certain persons beneficially owning more than 10% of our outstanding common stock to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Officers, directors and beneficial owners of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

        Based solely on copies of such forms furnished as provided above, or written representations from our officers and directors that no Forms 5 were required, we believe that during the fiscal year ended June 30, 2011 all Section 16(a) filing requirements applicable to our officers, directors and beneficial owners of greater than 10% of our common stock were complied with.

SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

        Under regulations adopted by the SEC, any shareholder proposal submitted for inclusion in ImmunoGen's proxy statement relating to the 2012 annual meeting of shareholders must be received at our principal executive offices on or before May 29, 2012.

        In addition to the SEC requirements regarding shareholder proposals, our by-laws contain provisions regarding matters to be brought before shareholder meetings. If shareholder proposals, including proposals relating to the election of directors, are to be considered at the 2012 annual meeting of shareholders, notice of them, whether or not they are included in ImmunoGen's proxy statement and form of proxy, must be given by personal delivery or by United States mail, postage prepaid, to our corporate secretary on or before August 12, 2012. The notice must include the information set forth in our by-laws. Proxies solicited by the Board will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

        It is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

CERTAIN MATTERS RELATING TO PROXY MATERIALS

        The SEC has adopted a rule that allows us or your broker to send a single set of proxy materials and annual reports to any household at which two or more of our shareholders reside, if we or your broker believe that the shareholders are members of the same family. This practice, referred to as "householding," benefits both you and us. It reduces the volume of duplicate information received at your household and helps us reduce our expenses. The rule applies to our annual reports, proxy materials (including the Notice) and information statements. Once you receive notice from your broker or from us that communications to your address will be "householded," the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each shareholder will continue to receive a separate proxy card or voting instruction card.

        If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate Notice and, if applicable, other proxy materials, please notify your broker, or if you are holding a physical stock certificate, direct your written or oral request to Broadridge Corporate Issuer Solutions, Inc., 44 W. Lancaster Avenue, Ardmore, Pennsylvania 19003, telephone number 1-800-542-1061. Shareholders who currently receive multiple copies of the Notice and, if applicable, other proxy materials at their address and would like to request "householding" of their communications should contact their broker or Broadridge Corporate Solutions, Inc.

OTHER MATTERS

        We know of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed in this proxy statement. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy card will vote in accordance with their best judgment.

 ANNUAL REPORT ON FORM 10-K

        You may obtain a copy of our annual report on Form 10-K for the fiscal year ended June 30, 2011 (without exhibits) without charge by writing to: Investor Relations, ImmunoGen, Inc., 830 Winter Street, Waltham, MA 02451.

                      By Order of the Board of Directors

                      CRAIG BARROWS, Secretary

September 26, 2011

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date IMMUNOGEN, INC. M38367-P16878 For Against Abstain IMMUNOGEN, INC. 830 WINTER STREET WALTHAM, MA 02451 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Please indicate if you plan to attend this meeting. For Against Abstain 1. To fix the number of members of the Board of Directors at eight (8). 3. To approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in our proxy statement. 4. To vote, on an advisory basis, on the frequency of advisory shareholder votes on the compensation paid to our named executive officers. 5. To ratify the appointment of Ernst & Young LLP as ImmunoGen's independent registered public accounting firm for the fiscal year ending June 30, 2012. The Board of Directors recommends you vote 2 years on the following proposal: For address changes and/or comments, please check this box and write them on the back where indicated. For All Withhold All For All Except 0 0 0 Yes No In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof. 01) Mark Skaletsky 02) Joseph J. Villafranca, Ph.D. 03) Nicole Onetto, MD 04) Stephen C. McCluski 2. Election of Directors Nominees: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends that you vote FOR the following: 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 The Board of Directors recommends you vote FOR the following proposals: Vote on Directors 05) Richard J. Wallace 06) Daniel M. Junius 07) Howard H. Pien 08) Mark Goldberg, MD The Board of Directors recommends you vote FOR the following proposal: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 3 Years 2 Years 1 Year Abstain THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS INDICATED, SUCH SHARES WILL BE VOTED "FOR" ITEMS 1, 2, 3 AND 5 AND "2 YEARS" FOR ITEM 4.

Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) IMMUNOGEN, INC. This proxy is solicited by Shareholders Annual Meeting of Board of Directors 11/8/2011 11:00 AM The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated September 26, 2011, and does hereby appoint Daniel M. Junius and Gregory D. Perry or either of them (the "proxies"), as the undersigned's attorneys-in-fact and proxies, with full power of substitution in each, for and in the name of the undersigned, with all the powers the undersigned would possess if personally present, hereby revoking any proxy heretofore given, to appear and represent and vote all shares of Common Stock of IMMUNOGEN, INC. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the offices of the Company, 830 Winter Street, Waltham, Massachusetts on Tuesday, November 8, 2011, at 11:00 AM, Eastern Standard Time, and at any adjournment or postponement thereof. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. Continued and to be signed on reverse side M38368-P16878